 Exhibit (a)(1)(A)
Offer to Exchange
EXELA TECHNOLOGIES, INC.
Offer to Exchange up to 100,000,000 shares of its Common Stock (in 25 share increments) for up to $100,000,000 aggregate principal amount of its 6.00% Senior Notes due 2029
Exela Technologies, Inc. (“we”, “us”, the “Company” or “Exela”) is offering (the “Offer”) to exchange up to 100,000,000 shares of its outstanding common stock, par value $0.0001 per share (the “Common Stock”), for 6.00% senior unsecured notes of the Company due March 31, 2029 (a “New Note”, and collectively, the “New Notes”), with each 25 shares of Common Stock being exchangeable in the Offer for a New Note having a principal amount equal to $25.00 (equivalent to $1.00 per share), upon the terms and subject to the conditions set forth in this Offer to Exchange (as amended and supplemented from time to time, this “Offer to Exchange”) and the related Offer materials (as amended and supplemented from time to time, the “Offer Documents”). Common Stock may only be tendered in increments of 25 shares.
THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 24, 2022, UNLESS EXTENDED BY THE COMPANY (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).
Consideration to be Received, Subject to Prorating:
25 shares of Common Stock = 1 New Note, with a principal amount equal to $25.00.
The New Notes will mature on March 31, 2029 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount, plus accrued and unpaid interest to, but not including, the maturity date, will be paid at maturity. Interest will accrue at an annual rate equal to 6.00% from and including the date of issuance of the New Notes (the “Issue Date”) to, but excluding the maturity date or earlier acceleration or redemption and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 2022 and at maturity, to the record holders at the close of business on the immediately preceding March 15, June 15, September 15 and December 15, as applicable (whether or not a business day). The New Notes will be redeemable at our option, in whole or in part, at any time on or after March 31, 2024, at a redemption price of 100% of the outstanding principal amount and on the terms described under “Description of Notes — Optional Redemption”.
The payment of principal, interest and any other amounts due, if any, on the New Notes will be subordinated and junior in right of payment, as set forth in the indenture applicable to the New Notes, to the prior payment in full in cash of all our secured indebtedness, whether outstanding on the Issue Date or thereafter incurred, assumed or guaranteed. See “Description of New Notes”.
On January 25, 2022 the last reported sales price of our Common Stock on the Nasdaq Capital Market was $0.55 per share. As of January 25, 2022 we had 348,743,927 shares of Common Stock outstanding.
We intend to file an application to list the New Notes on either the NYSE American Exchange or Nasdaq under the symbol “XelaA.” If this application is approved, trading in the New Notes is expected to commence within a 30-day period after the approval of listing. Until such time, the Notes will trade on the OTC.
The Offer is subject to the conditions discussed under “The Offer — Conditions to the Completion of the Offer”.
The Offer Documents contain important information. You are encouraged to read the Offer Documents, and the documents we incorporate by reference herein, in their entirety before making any decision regarding the Offer.
Investing in the New Notes involves a high degree of risk. Please see the section entitled “Risk Factors” of this Offer to Exchange for a discussion of information that you should consider before exchanging Common Stock in the Offer.

Our board of directors (“Board of Directors”) has approved the Offer; however, neither our Board of Directors nor any other person is making any recommendation as to whether you should exchange your shares of Common Stock for New Notes. Your participation in the Offer is voluntary.
The Offer commenced on January 26, 2022 (the date the materials relating to the Offer were first sent to the holders of Common Stock) and will end on the Expiration Date.
We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the issuance of the New Notes in the Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(E) of the Securities Act to provide a pre-emption of the registration and qualification requirements of the state securities laws for the issuance of the New Notes in the Offer. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer. No broker, dealer, salesperson, agent or other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer.
NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OFFER OR THE NEW NOTES OR DETERMINED IF THIS OFFER TO EXCHANGE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The Exchange Agent for the Offer is Continental Stock Transfer & Trust Company and the Information Agent for the Offer is D.F. King & Co., Inc.
The date of this Offer to Exchange is January 26, 2022.

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IMPORTANT NOTICE
Any stockholder desiring to tender shares of Common Stock in the Offer must follow the instructions set forth herein under “The Offer — Procedures for tendering shares of Common Stock in the Offer”.
All tenders of shares of Common Stock must be made before the Offer expires at 12:00 midnight, New York City time, on February 24, 2022 (unless the Offer is extended).
Tendering stockholders will not be obligated to pay brokerage fees or commissions, or fees and expenses of the Exchange Agent.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE EXCHANGE AGENT OR THE INFORMATION AGENT.
We are not making the Offer to, and will not accept any tendered shares of Common Stock from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction and will take such actions if required by applicable SEC rules and regulations. The delivery of this Offer to Exchange shall not under any circumstances create any implication that the information contained herein, or incorporated herein by reference, is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein, or incorporated herein by reference, since the date hereof, or in the case of information incorporated herein by reference, since the date thereof.
This Offer to Exchange and the accompanying Letter of Transmittal contain important information which should be read carefully and in its entirety before any decision is made with respect to the Offer.
To request additional copies of the Offer Documents or for any requests for assistance, please contact the Information Agent at (toll-free) (888) 644-6071 or (collect) (212) 269-5550 or email: exela@dfking.com. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
You should consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your shares of Common Stock for exchange and, if so, the amount of shares of Common Stock to tender.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS
Statements contained in the Offer Documents that are not historical in nature are forward-looking statements.
You can identify these statements and other forward-looking statements in this filing by words such as “may”, “will”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words and expressions or the negative of such terms or other comparable terminology. You should read these statements carefully because they contain projections of our future results of operations or financial condition, or state other “forward-looking” information. These forward-looking statements include statements regarding our industry, future events, estimated or anticipated future results and benefits, future opportunities for Exela, and other statements that are not historical facts. These forward-looking statements are based on the current expectations of Exela’s management and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties regarding Exela’s businesses, and actual results may differ materially. The factors that may affect our results include, among others:
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the impact of political and economic conditions on the demand for our services;

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the impact of the COVID-19 pandemic;

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the impact of a data or security breach;

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the impact of competition or alternatives to our services on our business pricing and other actions by competitors;

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our ability to address technological development and change in order to keep pace with our industry and the industries of our customers;

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the impact of terrorism, natural disasters or similar events on our business;

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the effect of legislative and regulatory actions in the United States and internationally;

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the impact of operational failure due to the unavailability or failure of third-party services on which we rely; and

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the effect of intellectual property infringement.

You should consider these factors carefully in evaluating these forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the Offer Documents. It is impossible for us to predict new events or circumstances that may arise in the future or how they may affect us, and we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity and the development of the industry in which we operate may differ materially from these forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of the Offer Documents. In addition, these forward-looking statements provide Exela’s expectations, plans or forecasts of future events and views as of the date of the Offer Documents. Exela anticipates that subsequent events and developments will cause Exela’s assessments to change. These forward-looking statements should not be relied upon as representing Exela’s assessments as of any date subsequent to the date of the Offer Documents.
Refer to the section titled “Risk Factors” in this Offer to Purchase, to any other risk factors set forth in any information incorporated by reference into this Offer to Purchase to better understand the risks and uncertainties inherent in our business and underlying these forward-looking statements, as well as any other risk factors and cautionary statements described in the documents we file from time to time with the SEC, including those discussed in our Annual Report on Form 10-K under the headings “Risk Factors”, “Legal Proceedings”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and otherwise identified or discussed in our Annual Report on Form 10-K, which is incorporated by reference into this Offer to Exchange.

SUMMARY OF THE OFFER
The Offer Documents contain important information that should be read carefully before any decision is made with respect to the Offer. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in, or incorporated by reference into, this Offer to Exchange and the other Offer Documents. Capitalized terms used but not otherwise defined in this summary have the meanings assigned to them elsewhere in the Offer Documents.
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What is the Offer?

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In the Offer, the Company is offering to repurchase shares of Common Stock in 25 share increments and then retiring those shares. The Company is paying $1.00 principal amount of New Notes for each share, thus for each increment of 25 shares, a shareholder will receive $25.00 of New Notes.

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The consideration for the Offer represents an 82% increase over the last reported sales price of our Common Stock as of January 25, 2022, on the Nasdaq Capital Market of $0.55 per share.

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You should read the Offer Documents in their entirety and consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your shares of Common Stock.

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If I hold through a brokerage firm (e.g., Schwab, TD Ameritrade, Fidelity, Robinhood, etc.), how do I participate in the Offer?

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To tender your shares in the Offer, you need to contact your brokerage firm and follow their procedures for instructing them to tender your shares. This is typically found in the messaging center or documents center in your online portal.

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Because it may take some time for the broker to process your instructions, you should contact them far enough in advance of the Expiration Date to enable them to follow your instructions. The Expiration Date is 12:00 midnight, New York City time, on February 24, 2022.

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Shareholders who are not U.S. persons will also have to arrange for payment of any applicable withholding tax through their broker.

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If you are having difficulty in instructing your broker, you may contact our Information Agent for assistance at D.F. King & Co., Inc., Call Toll-Free: (888) 644-6071, Email: exela@dfking.com. However, neither the Company, the Information Agent, nor the Exchange Agent can accept your tender directly, only the broker can tender on your behalf.

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Some helpful links and contact information for popular retail brokerage firms included below.

• Brokerage Firm	• Contact Information
TD Ameritrade	Call 1-888-723-8504, option 1
Robinhood	https://robinhood.com/us/en/support/articles/how-to-contact-phone-support/ or https://robinhood.com/contact
Fidelity	https://digital.fidelity.com/ftgw/digital/corporate-actions/
E*Trade	Call 1-800-387-2331
Charles Schwab	https://client.schwab.com/Accounts/EReorg/eReOrgActiveAccountOffers.aspx Call 1-800-435-4000
Sofi Invest	Chat with Invest Support — https://www.sofi.com/chat/v1/web/sofi/?product=invest Call 1-(855) 525-7634
eToro	https://www.etoro.com/en-us/customer-service/

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Who is making the Offer?

Exela Technologies, Inc. is making the Offer. The mailing address of our principal executive offices is 2701 E. Grauwyler Rd., Irving TX 75061. Our telephone number at these offices is 844-935-2832.

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How many shares of Common Stock are sought to be exchanged in the Offer? Is it a condition to the Offer?

We are offering to exchange up to 100,000,000 shares of our Common Stock, representing approximately 29% of our shares of Common Stock outstanding as of January 25, 2022. There is no minimum share requirement for this Offer.
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Why is the Company making the Offer?

The Company believes that the current price for the Common Stock does not reflect the intrinsic value of the Company. In connection with the announcement of its earnings for the third quarter of 2019, the Company announced a ‘debt reduction and liquidity improvement initiative’, whose goal was the increase of the Company’s liquidity by $125 to $150 million and the reduction of debt by $150 to $200 million in the subsequent two years. The purpose of the initiative was to position the Company for long-term success and increased shareholder value.
As of December 31, 2021, the Company had:
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Raised $407 million of gross equity capital in 2021;

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Reduced total long-term debt by $454 million in 2021;

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Settled the appraisal action; and

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Announced that it was on-track to exceed the free cash flow improvement of $50 million per annum in 2022

The Company believes that the current price for the Common Stock does not reflect these accomplishments or the intrinsic value of the Company. Thus, the Company believes that this offer will benefit its shareholders as follows:
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those who tender will hold New Notes that have a principal amount value equivalent to $1 per share and pays cash interest at 6% per annum, for seven years, following which the instrument matures and the principal is paid to the instrument holder; the principal amount represents a premium of 82% over the closing price of the Common Stock on January 25, 2022; and

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those who do not exchange may benefit more from future share value accretion and potential dividends as a result of the reduced number of shares outstanding.

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What are the effects of the Offer on the ownership structure of the Company?

The main effect that the Offer could have is that holders of Common Stock who do not exchange their shares will see their percentage ownership of our outstanding Common Stock increase, and those interests will be subordinated to the New Notes in respect of the right to receive payment and rights upon liquidation. In addition, depending on the number of shareholders that elect to tender some or all of their shares of Common Stock in the Offer, there may be fewer shares of Common Stock held by non-affiliated shareholders, and there may therefore be fewer transactions in the shares of Common Stock resulting in lower liquidity than currently.
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When does the Offer expire?

The Offer will expire at 12:00 midnight, New York City time, on February 24, 2022 (unless the Offer is extended). See “The Offer — Expiration Date; Extensions; Amendments”.
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Can the Offer be extended?

Yes, we can extend the Offer. See “The Offer — Expiration Date; Extensions; Amendments”.
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What securities are being sought and what will I receive in the Offer?

Holders of Common Stock are being offered the opportunity to exchange each 25 shares of Common Stock they own for a New Note having a principal amount equal to the $25.00 (equivalent to $1.00 per share) (the “Exchange Ratio”), provided that (1) Common Stock must be tendered in increments of 25 shares, and (2) the aggregate principal amount of the New Notes issued to all tendering stockholders in the Offer will not exceed $100,000,000, upon the terms and subject to the conditions set forth in this Offer to Exchange.

In the event that a number of shares of Common Stock is tendered in the Offer that would require us to issue in excess of $100,000,000 aggregate principal amount of New Notes, then all tenders will be accepted on a pro rata basis (based on increments of 25 shares) such that the aggregate principal amount of the New Notes does not exceed $100,000,000. See “The Offer — Prorating”.
Our acceptance of validly tendered shares of Common Stock and the closing of the Offer are subject to the conditions described under “The Offer — Conditions to the Completion of the Offer”. See “The Offer — Terms of the Offer” and “The Offer — Conditions to the Completion of the Offer”.
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What are the terms of the New Notes?

The New Notes will mature on March 31, 2029 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount, plus accrued and unpaid interest to, but not including, the maturity date, will be paid at maturity. Interest will accrue at an annual rate equal to 6.00% from and including the Issue Date to, but excluding the maturity date or earlier acceleration or redemption and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 2022 and at maturity, to the record holders at the close of business on the immediately preceding March 15, June 15, September 15 and December 15, as applicable (whether or not a business day). The New Notes will be redeemable at our option, in whole or in part, at any time on or after March 31, 2024, at a redemption price of 100% of the outstanding principal amount and on the terms described under “Description of Notes — Optional Redemption”.
The New Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured and unsubordinated indebtedness. The New Notes will be senior in right of payment with any of our existing and future indebtedness that is expressly subordinated to the New Notes. The New Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The New Notes will be structurally subordinated to all existing and future indebtedness (including trade payables) of Exela Technologies, Inc.’s subsidiaries with respect to the assets of such subsidiaries. See “Description of New Notes”.
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Will the New Notes be freely tradable?

In making the Offer, we are relying on the exemption from the registration requirements of the Securities Act of 1933 contained in Section 3(a)(9) of that Act for the New Notes. Under that exemption, if Common Stock tendered is freely tradable, the New Notes received in the exchange will be freely tradable. If the Common Stock tendered in the exchange is restricted, the New Notes will be restricted to the same degree. Our Common Stock (XELA) is listed on the Nasdaq Capital Market. On January 25, one business day before the announcement of the Offer, the closing per share price for the Common Stock as reported by Nasdaq was $0.55.
We intend to file an application to list the New Notes on either the NYSE American Exchange or Nasdaq under the symbol “XelaA.” If this application is approved, trading in the New Notes is expected to commence within a 30-day period after the approval of listing. However, we cannot assure you that the NYSE American Exchange or Nasdaq will list the New Notes or that any trading market will develop for the New Notes. Until such time, the Notes will trade on the OTC. If a trading market does develop, we cannot assure you as to any price at which the New Notes will trade. See “Risk Factors — There may not be an active trading market for the New Notes”, “Description of Exela’s Common Stock” and “Description of New Notes”.
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Is there a maximum size of the Offer?

Yes. We will accept up to 100,000,000 shares of Common Stock. This represents approximately 29% of our outstanding Common Stock as of January 25, 2022. If more than 100,000,000 shares are tendered, we will only accept 100,000,000 shares of Common Stock, to be allocated among the tendering stockholders on a pro rata basis (based on increments of 25 shares).
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Are there any conditions to the Offer?

Yes. The Offer is conditioned on the closing conditions described under “The Offer — Conditions to the Completion of the Offer”. We will not be required, but we reserve the right, to waive any of the conditions of the Offer (to the extent permitted by applicable law) and accept for exchange any shares of Common Stock tendered (or, alternatively, we may elect to terminate the Offer) if any of the conditions of the Offer as described under “The Offer — Conditions to the Completion of the Offer” remain unsatisfied.
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Under what circumstances may the Offer be terminated?

The Offer may be terminated if the conditions to the Offer discussed in this Offer to Exchange are not satisfied or waived or if we so elect. If the Offer is terminated and you previously have tendered shares of Common Stock, such tendered Common Stock will be credited back to an appropriate account promptly following the termination of the Offer without expense to you. See “The Offer.”
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How will I be notified if the Offer is extended, amended or terminated?

We, in our sole discretion, may extend the Expiration Date for any reason. If the Offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date of the Offer. See “The Offer — Expiration Date; Extensions; Amendments”.
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What rights will I lose if I exchange my shares of Common Stock in the Offer?

If you validly tender your shares of Common Stock and we accept those shares for exchange, you will lose the rights of a holder of shares of Common Stock and instead only have rights as a holder of New Notes. For example, the New Notes, unlike your shares of Common Stock, do not have the right to share in any capital appreciation, vote on matters properly presented to our stockholders or have the right to receive dividends, if and when declared by our Board of Directors. See “Description of Exela’s Common Stock”, “Description of New Notes”, “Comparison of Rights Between the Common Stock and the New Notes” and “Price Range of the Common Stock; Dividends”.
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What risks should I consider in deciding whether or not to exchange shares of Common Stock?

In deciding whether to participate in the Offer, you should carefully consider the discussion of the risks and uncertainties relating to the Offer, the Company and our industry described in the section entitled “Risk Factors”, beginning on page 9 of this Offer to Exchange, and in the documents incorporated by reference into the Offer Documents.
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Who may participate in the Offer?

All holders of the shares of Common Stock may participate in the Offer. See “The Offer — Terms of the Offer”. However, we are not making the Offer to, and will not accept any tendered shares of Common Stock from, stockholders in any jurisdiction where it would be illegal to do so. See “Miscellaneous”.
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How do I participate in the Offer if I am a record holder?

A very small number of our shareholders (most of whom originally acquired their shares directly from the Company or one of its affiliates and never moved the shares to a brokerage account) hold their shares directly as record holders. If you hold your shares through a brokerage firm (e.g., Schwab, TD Ameritrade, Fidelity, Robinhood, etc.), you are not a record holder. For our few shareholders who are record holders, in order to tender your shares of Common Stock, you must deliver a Letter of Transmittal to Continental Stock Transfer & Trust Company, LLC, as Exchange Agent, on or prior to the Expiration Date in accordance with the instructions provided in the Letter of Transmittal.
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If I choose to tender my shares of Common Stock for exchange, do I have to tender all of my shares of Common Stock?

No. You may tender all of your shares of Common Stock, a portion of your shares of Common Stock or none of your shares of Common Stock for exchange. See “The Offer — Terms of the Offer”.

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May I withdraw my tender of shares of Common Stock?

Yes. You can withdraw shares of Common Stock previously tendered for exchange at any time before the Expiration Date. The Expiration Date is 12:00 midnight, New York City time, on February 24, 2022, unless extended as described in the Offer Documents. See “The Offer — Right of Withdrawal”.
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What happens if I do not participate in the Offer, or if my shares of Common Stock are not accepted in the Offer because of prorating?

If you currently hold shares of Common Stock and do not tender them or if your shares of Common Stock are not accepted in the Offer because of prorating, your shares of Common Stock will continue to be issued and outstanding. See “The Offer — Terms of the Offer” and “The Offer — Prorating”.
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How will I be taxed on the exchange of my shares of Common Stock?

U.S. Tax Considerations: Receipt of New Notes in redemption of shares of Common Stock will, for U.S. federal income tax purposes, be treated as a taxable transaction for “U.S. Holders” (as defined in the section “Certain Material Income Tax Considerations”). The redemption will be treated as either a sale of the redeemed shares or a dividend paid with respect to your ownership of our stock, with such determination made on a holder by holder basis, taking into account certain facts and circumstances. The U.S. federal income tax consequences of the Offer are complex. You should consult with your own tax advisor regarding the tax consequences of exchanging your shares of Common Stock.
If the redemption of shares of Common Stock from a Non-U.S. Holder (as defined in the section “Certain Material Income Tax Considerations”) is treated as a dividend for U.S. federal income tax purposes, such dividend will be subject to a 30% U.S. withholding tax (unless the Non-U.S. Holder is eligible to claim a lower rate of tax based on qualification for benefits under a tax treaty with the United States). A Non-U.S. Holder that tenders shares of Common Stock pursuant to the Offer will have their shares accepted for exchange pursuant to the Offer only if such Non-U.S. Person pays us an amount sufficient to satisfy our withholding obligation based on an assumption that the exchange of shares pursuant to the Offer constitutes a dividend for U.S. federal income tax purposes. If you are a Non-U.S. Holder, you should consult with your own tax advisor regarding the U.S. and local jurisdiction tax consequences to you of participating in the Offer.
See “Certain Material Income Tax Considerations”.
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What is the status of the Company’s “at-the-market” program?

The Company has suspended all sales under its “at-the-market” program and such sales will remain suspended during the pendency of the Offer.
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Has the Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the making of the Offer. However, the Board of Directors has not made any recommendation as to whether you should tender your shares of Common Stock pursuant to the Offer. You should read the Offer Documents in their entirety and consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your shares of Common Stock.
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What are the interests of our directors, executive officers and affiliates in the Offer?

None of the Company or, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer. See “Interests of directors, executive officers and affiliates of the Company in shares of Common Stock”. The Company does not believe that any director or executive officer that owns shares of Common Stock currently intends to tender such shares in the Offer. As a result, it is possible that one or more of our directors or executive officers that own shares of Common Stock may elect to tender some or all of their shares of Common Stock in the Offer. See “Interests of directors, executive officers and affiliates of the Company in shares of Common Stock”.

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Who will pay the fees and expenses associated with the Offer?

We will bear all of our fees and expenses incurred in connection with consummating the Offer. No brokerage commissions are payable by the stockholders to the Information Agent, the Exchange Agent or us. See “The Offer — Fees and Expenses”.
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Who can answer questions concerning the Offer?

Requests for assistance in connection with the tender of your shares of Common Stock pursuant to the Offer may be directed to the Information Agent for the Offer, D.F. King & Co., Inc. at (toll-free) (888) 644-6071 or (collect) (212) 269-5550 or email: exela@dfking.com..

RISK FACTORS
In addition to reading and considering the other information we have included or incorporated by reference in this Offer to Exchange, you should carefully read and consider the following factors in evaluating the Offer. Any of the following risks, as well as other risks and uncertainties, may harm the value of the New Notes directly, or our business and financial results may indirectly harm the value of the New Notes, which could cause you to lose all or a part of your investment. The risks cited below are not the only risks related to the Company or the New Notes. Additional risks not currently known to us or that we currently deem immaterial also may impair our business and cause the value of the New Notes to decline. See “Disclaimer Regarding Forward-Looking Statements”.
Risks Related to Our Business
For a discussion of risks associated with our business, please see the discussion of risks related to our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Risks Relating to the Offer and the New Notes
The Offer is subject to certain contingencies and may not be completed.
The Offer is subject to certain contingencies that are not within the control of the Company. The Offer is conditioned on the closing conditions described under “The Offer — Conditions to the Completion of the Offer”. We will not be required, but we reserve the right, to waive any of the conditions of the Offer (to the extent permitted by applicable law) and accept for exchange any shares of Common Stock tendered (or, alternatively, we may elect to terminate the Offer) if any of the conditions of the Offer as described under “The Offer — Conditions to the Completion of the Offer” remain unsatisfied. For instance, the Offer requires qualification of the Indenture under the Trust Indenture Act and may require certain approvals or consents from government regulatory agencies, self-regulatory organizations, and/or other third parties. There can be no assurance that all required conditions, consents, or regulatory approvals will be obtained or achieved in a timely manner. Moreover, the Offer may be modified or withdrawn in certain circumstances subject to the discretion of the Company’s Board of Directors. See “The Offer — Conditions to the Completion of the Offer”.
There may not be an active trading market for the New Notes.
No market currently exists for the New Notes. Although the Company intends to apply to list the New Notes on either NYSE American Exchange or Nasdaq, this is not a condition to the completion of the Offer and there is no assurance that such listing will be accomplished and, if the New Notes are so listed, that trading will develop in the New Notes. Until the time the application is approved, the Notes will trade on the OTC. If the New Notes are not listed or if a robust market does not develop, even if listed, it may impair a holder’s ability to resell the New Notes or the prices at which they may trade. Accordingly, no assurance can be given as to the liquidity of the New Notes after their issuance, or the prices at which they may trade, or that a trading market will develop.
The New Notes do not reflect any independent valuation of the shares of the Common Stock or the New Notes.
We are not making a recommendation as to whether holders of shares of Common Stock should exchange their shares for New Notes. We have not retained and do not intend to retain any unaffiliated representative for purposes of preparing a report concerning the fairness of the Offer. We cannot assure holders of shares of Common Stock that the value of the New Notes received in the Offer will in the future equal or exceed the value of the shares of Common Stock tendered and we do not take a position as to whether you should participate in the Offer. If you tender your shares of Common Stock, you may or may not receive more than or as much value as you may receive if you choose to keep such shares of Common Stock.

There will be material differences between the current rights associated with shares of Common Stock and the rights to be associated with the New Notes.
Under the terms of Exela’s certificate of incorporation, shares of Common Stock are entitled to vote in all matters properly presented to stockholders of the Company. In addition, holders of shares of Common Stock are entitled to receive dividends, if and when declared by our Board of Directors.
Holders of New Notes to be issued in the Offer will have the rights and be governed by the terms of the Indenture. In short, the New Notes will not have the right to share in any capital appreciation, vote on any matters or receive dividends, if and when declared by our Board of Directors. In addition, even if the New Notes can be listed, it is likely that trading in the New Notes will be thin and that the liquidity of a tendering stockholder’s investment in the Company will be reduced. See “Description of New Notes”.
If you do not tender your shares of Common Stock in the Offer, those shares will be subordinate in right of payment and distribution upon liquidation to the New Notes.
If you do not tender your shares of Common Stock in the Offer, you will continue to hold such shares. If the Offer is consummated, there will be fewer shares of our Common Stock held by the Company’s stockholders, and there may therefore be fewer transactions in the shares of Common Stock. A lack of an active trading market may have an adverse effect on the trading price of our Common Stock. Additionally, the New Notes will accrue interest at an interest rate of 6.00% unlike the Common Stock, and the Common Stock will be subordinate to the New Notes in respect of distributions upon liquidation.
The completion of the Offering is likely to result in management holding a larger share of the Company’s equity.
As of January 25, 2022, the Company’s Executive Chairman, and his affiliates, beneficially owned 25,264,135 shares of Common Stock or approximately 7.2% of the total shares of Common Stock outstanding. Assuming that the Offer is fully subscribed by persons other than Mr. Chadha and his affiliates, following consummation of the Offer, the Executive Chairman would beneficially own approximately 10.1% of the outstanding Common Stock. The dilution resulting from the shares issued in connection with the Company raising over $400 million (gross) of equity capital in 2021 resulted in a material reduction in the percentage ownership of Exela by Mr. Chadha and his affiliates in 2021. The interests of Mr. Chadha and his Affiliates may be different than the interests of stockholders in general, and the increased ownership percentage may make it easier for Mr. Chadha and his affiliates to approve (or disapprove) transactions to which a majority of the other stockholders are opposed (or in favor of).
Under the terms of the HGM Nomination Agreement, dated July 12, 2017, HandsOn Global Management, LLC (“HGM”) and certain related entities controlled by the Executive Chairman have the right to nominate for election one member of our board of directors for so long as they beneficially own 5% of our outstanding shares and two members of our board of directors for so long as they beneficially own 15% of our outstanding shares. We expect HGM to take the position that if it should once again exceed 15% ownership that it will reacquire the right to nominate two members of our board of directors. By reducing the number of outstanding shares of Common Stock, the Offer will increase the likelihood that HGM will once again exceed the 15% beneficial ownership threshold and acquire the right to nominate an additional director.
Exela may not have sufficient cash to pay the New Notes.
Exela conducts substantially all of its business through its subsidiaries. Accordingly, Exela’s ability to repay the New Notes depends on the earnings of and distribution of funds from its subsidiaries. Each of these subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit Exela’s ability to obtain cash from them. If Exela does not have sufficient cash to repay the New Notes for any reason, it will be forced to take actions such as revising or delaying strategic plans, reducing or delaying capital expenditures, selling assets, restructuring or refinancing debt or seeking additional equity capital. Exela may not be able to effect any of these remedies on satisfactory terms, or at all.

The exchange of shares of Common Stock for New Notes will constitute a taxable event for U.S. federal income tax purposes.
Receipt of New Notes in redemption of shares of Common Stock will, for U.S. federal income tax purposes, be treated as a taxable transaction for “U.S. Holders” (as defined in the section “Certain Material Income Tax Considerations”). The redemption will be treated as either a sale of the redeemed shares or a dividend paid with respect to your ownership of our stock, with such determination made on a holder by holder basis, taking into account certain facts and circumstances. If you receive New Notes for shares of Common Stock pursuant to the Offer, you may be required to pay cash taxes in advance of receiving payments on the New Notes. In that case you would need to have other funds available to pay any such taxes. The U.S. federal income tax consequences of the Offer are complex. You should consult with your own tax advisor regarding the tax consequences of exchanging your shares of Common Stock for New Notes. See “Certain Material Income Tax Considerations”.
U.S. Holders of New Notes will be required to include in income for U.S. federal income tax purposes any original issue discount with respect to the New Notes.
“U.S. Holders” (as defined in the section “Certain Material Income Tax Considerations”) of New Notes will be required to include in income for U.S. federal income tax purposes and pay tax with respect to original issue discount on the New Notes prior to the receipt of cash payments with respect to the New Notes. See “Certain Material Income Tax Considerations”.
Non U.S. Holders will be required to remit cash sufficient to allow us to pay U.S. withholding taxes in connection with the issuance of New Notes pursuant to the Offer
We will treat the issuance of New Notes in exchange for shares of Common Stock as a dividend for purposes of determining any required withholding taxes. As a result, “Non-U.S. Holders” (as defined in the section “Certain Material Income Tax Considerations”), will be subject to a 30% U.S. federal withholding tax (unless a lower tax treaty rate applies) on any New Notes issued in connection with the Offer. To allow us to pay U.S. federal withholding taxes on behalf of Non-U.S. Holders, a Non-U.S. Holder’s shares of Common Stock will be treated as validly tendered only if the person pays us an amount sufficient for us to remit taxes on behalf of the holder. Non-U.S. Holders are strongly urged to consult their own tax advisor regarding the tax consequences of exchanging shares of Common Stock for New Notes, including the application of U.S. federal income tax withholding and eligibility for a reduction to or an exemption from the withholding tax. See “Certain Material Income Tax Considerations”.
The issuance by the Company of the New Notes will result in the Company having increased leverage and debt service obligations.
Following the Offer, the Company will be more leveraged and will have incurred additional debt service in addition to operating expenses and planned capital expenditures. At December 9, 2021, following consummation of the Company’s recent debt exchange offer, as adjusted to give effect to the issuance of the maximum $100,000,000 principal amount of the New Notes, the total long-term debt of the Company (excluding affiliate-owned debt) would have been approximately $1,012 million. Assuming the issuance of the maximum $100,000,000 principal amount of the New Notes pursuant to the Offer, the Company would incur additional debt service of approximately $6 million annually.
The Company’s increased level of indebtedness may have several important effects on its future operations, including, without limitation, (i) a substantial portion of the Company’s cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, reducing the funds available for operations and for capital expenditures, including acquisitions, (ii) covenants contained in the Indenture will require the Company to not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into the Company), or sell, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s property in any one transaction or series or related transactions subject to certain exceptions, potentially affecting the Company’s flexibility to plan for, and react to, changes in its business, (iii) the Company’s leveraged position will substantially increase its vulnerability to adverse changes in general economic, industry and competitive conditions, (iv) the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited, and (v) the Company’s leveraged position and the various covenants contained in the Indenture may place the Company at a relative competitive disadvantage as compared to certain of its competitors. The Company’s ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company’s future performance, which will be subject to general economic, industry and competitive conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control, or its ability to raise additional equity. There can be no assurance that the Company’s business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of its indebtedness, including the New Notes, to sell selected assets, or to reduce or delay planned capital expenditures and growth or business strategies. There can be no assurance that any such measures would be sufficient to enable the Company to service its debt, or that any of these measures could be effected on satisfactory terms, if at all.
If the Company fails to pay any required payment of interest or principal with respect to the New Notes on a timely basis, such failure will constitute a default under the terms of the Indenture. An event of default under the Indenture also may trigger an event of default under certain other existing obligations of the Company. As a result, the incurrence of additional debt resulting from the Offer will increase the risk of possible default by the Company with respect to its current and future obligations.
The New Notes will not require Exela to achieve or maintain minimum financial results, refrain from incurring additional debt or limit its ability to take specified actions. The lack of any of these provisions could negatively impact holders of the New Notes.
The terms of the Indenture will not require Exela to achieve or maintain any minimum financial results relating to its financial position or results of operations. In addition, the Indenture will not contain any operating covenants, restrict Exela from incurring additional debt that is senior to, or pari passu with, the rights of the holders of the New Notes to receive payment or restrict Exela from paying dividends, incurring liens or repurchasing any of its indebtedness or capital stock. Exela will not be required to redeem the New Notes in the event Exela undergoes a change of control. Exela’s ability to take any of these actions could diminish its ability to repay the New Notes when due.
The market price of the Common Stock may decline as a result of the Offer.
The market price of Common Stock may decline if we do not achieve the perceived benefits of the Offer as anticipated by the Company or if the effect of the Offer on Exela’s financial results is not consistent with our expectations or the expectations of financial or industry analysts. There can be no assurance that issues regarding the Common Stock’s listing status on the Nasdaq Capital Market will not arise, including the Company’s ability to maintain adequate public float or to meet the minimum bid price requirement or other continued listing requirements. The delisting of the Common Stock could have a material adverse effect on the price at which the Common Stock trades.
The stock price of the Common Stock may be volatile.
The stock price of the Common Stock may in the future be volatile and subject to wide fluctuations. In addition, the trading volume of the Common Stock may in the future fluctuate and cause significant price variations to occur. We cannot assure you that the stock price of Common Stock will not fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to Exela’s performance.

THE OFFER
The Offer Documents contain, or incorporate by reference, important information that should be read carefully before any decision is made with respect to the Offer. See “Incorporation of Documents by Reference”.
Background, Purpose and Effect of the Offer
The Company believes that the current price for the Common Stock does not reflect the intrinsic value of the Company. In connection with the announcement of its earnings for the third quarter of 2019, the Company announced a ‘debt reduction and liquidity improvement initiative’, whose goal was the increase of the Company’s liquidity by $125 to $150 million and the reduction of debt by $150 to $200 million in the subsequent two years. The purpose of the initiative was to position the Company for long-term success and increased shareholder value.
As of December 31, 2021, the Company had:
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Raised $407 million of gross equity capital in 2021;

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Reduced total long-term debt by $454 million in 2021;

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Settled the appraisal action; and

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Announced that it was on-track to exceed the free cash flow improvement of $50 million per annum in 2022

The Company believes that the current price for the Common Stock does not reflect these accomplishments or the intrinsic value of the Company. Thus, the Company believes that this offer will benefit its shareholders as follows:
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those who tender will hold New Notes that have a principal amount value equivalent to $1 per share and pays cash interest at 6% per annum, for seven years, following which the instrument matures and the principal is paid to the instrument holder; the principal amount represents a premium of 82% over the closing price of the Common Stock on January 25, 2022; and

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those who do not exchange may benefit more from future share value accretion and potential dividends as a result of the reduced number of shares outstanding.

Terms of the Offer
General
We are offering to exchange up to 100,000,000 shares of our Common Stock for up to an aggregate of $100,000,000 of New Notes, with each 25 shares of Common Stock being exchangeable in the Offer for a New Note having a principal amount equal to $25.00. Common Stock may only be tendered in increments of 25 shares.
You may tender all, some or none of your shares of Common Stock, subject to the terms and conditions of the Offer Documents.
Our acceptance of validly tendered shares of Common Stock and the closing of the Offer are subject to the conditions described under “The Offer — Conditions to the Completion of the Offer”.
In the event that a number of shares of Common Stock is tendered in the Offer that would require us to issue in excess of $100,000,000 aggregate principal amount of New Notes, then all tenders will be accepted on a pro rata basis such that the aggregate principal amount of the New Notes does not exceed $100,000,000. See “The Offer — Prorating”.
Consideration to be Received, Subject to Prorating
25 shares of Common Stock = 1 New Note, with a principal amount equal to $25.00 (equivalent to $1.00 per share).

Information Relating to the New Notes
The New Notes will mature on March 31, 2029 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount, plus accrued and unpaid interest to, but not including, the maturity date, will be paid at maturity. Interest will accrue at an annual rate equal to 6.00% from and including the Issue Date to, but excluding the maturity date or earlier acceleration or redemption and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 2022 and at maturity, to the record holders at the close of business on the immediately preceding March 15, June 15, September 15 and December 15, as applicable (whether or not a business day). The New Notes will be redeemable at our option, in whole or in part, at any time on or after March 31, 2024, at a redemption price of 100% of the outstanding principal amount and on the terms described under “Description of Notes — Optional Redemption”.
The New Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured and unsubordinated indebtedness. The New Notes will be senior in right of payment with any of our existing and future indebtedness that is expressly subordinated to the New Notes. The New Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The New Notes will be structurally subordinated to all existing and future indebtedness (including trade payables) of Exela Technologies, Inc.’s subsidiaries with respect to the assets of such subsidiaries. See “Description of New Notes”.
Expiration Date; Extensions; Amendments
The Offer will expire at 12:00 midnight, New York City time, on February 24, 2022, unless extended by the Company.
To extend the Expiration Date, we will notify the Exchange Agent of any extension by written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and we will notify the holders of shares of Common Stock, or cause them to be notified, by such time and date by public announcement. Such notification will state the new Expiration Date.
We expressly reserve the right to delay acceptance of any shares of Common Stock, to extend the Offer, or to terminate the Offer and not accept the shares of Common Stock not previously tendered, in each case in our sole discretion. If we exercise any such right, we will give written notice to the Exchange Agent as promptly as practicable.
If the Offer is amended in a manner we determine to constitute a material change (including the waiver of any condition that we determine to be material), we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of shares of Common Stock of such amendment. If the amendment changes the amount of shares of Common Stock sought or the consideration offered pursuant to the Offer, we will extend the Expiration Date if necessary so that at least 10 business days remain in the Offer following notice of the amendment.
For any other material change, we will extend the Expiration Date if necessary so that at least five business days remain in the Offer following notice of the material change.
Source and amount of funds
As the Offer involves an exchange of shares of Common Stock for New Notes, no cash funds will be required to consummate the Offer (other than funds to pay expenses incurred in connection with the Offer, all of which we will fund from cash on hand).
Release of legal claims by tendering holders
By tendering your shares of Common Stock in the Offer, effective upon payment to you of the consideration payable in the Offer, you will, as of the closing of the Offer, be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly, arise out of or are in any manner connected with your or your successors’ and assigns’

ownership or acquisition of the shares of Common Stock, including any accrued interest and any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, in each case, that you, your successors or your assigns have, may have or may have had against the Company or any of its affiliates, directors, officers, associates, counsel or agents or representatives, whether current or former.
Procedures for tendering shares of Common Stock in the Offer
“Street Name”/Beneficial Owners vs. Record Holders
Nearly all of our shareholders hold their shares in “street name” under the name of a broker, dealer, bank, trust company, or other nominee (e.g., Merrill Lynch, Charles Schwab, TD Ameritrade or Robinhood) (a “Nominee”). A very small number of our shareholders (most of whom originally acquired their shares directly from the Company or one of its affiliates and never moved the shares to a brokerage account) hold their shares directly as record holders.
“Street Name”/Beneficial Owners.   Exela stockholders, whose shares are held through a Nominee should reach out to their Nominee for further instructions. These instructions will require a holder to instruct such Nominee to arrange for a DTC participant holding the shares in its DTC account to tender such shares in the Offer to the Exchange Agent by means of delivery through the book-entry confirmation facilities of DTC of such shares to the DTC account of the Exchange Agent, together with an agent’s message acknowledging that the tendering Exela stockholder has received and agrees to be bound by the Letter of Transmittal, before the Expiration Date. Return of a Letter of Transmittal by such Exela “street name” holders to the Exchange Agent is not required. To validly tender shares held in street name, Exela stockholders should instruct such Nominee to do so prior to the Expiration Date. The Nominee must also ensure that the Exchange Agent receives an agent’s message from DTC, confirming the book-entry transfer of the relevant shares. Exela stockholders should not fill out a Letter of Transmittal; you should only follow the instructions provided by your Nominee.
The term “agent’s message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Company may enforce that agreement against such participant.
All questions and requests for assistance may be directed to the Information Agent at (toll-free) (888) 644-6071 or (collect) (212) 269-5550 or email: exela@dfking.com. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
Notice to Nominees:   The Exchange Agent has established an account with respect to the shares at DTC in connection with the Offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the Expiration Date into the Exchange Agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of the shares may be effected through book-entry transfer at DTC, the Letter of Transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the Exchange Agent at one of its addresses set forth above prior to the Expiration Date. In each case, tendering Exela stockholders should follow the other instructions set forth in this Letter of Transmittal and in this Offer to Exchange, dated January 26, 2022, including the section of the prospectus/offer to exchange entitled “The Offer — Procedures for tendering shares of Common Stock in the Offer.” The Company cannot assure Exela stockholders that book-entry delivery of New Notes will be available. Nominees will be required to collect from non-U.S. holders and to remit to the applicable governmental authority the applicable withholding amount.
Record Holders.   For a record holder of shares of Common Stock to validly tender shares of Common Stock pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, together with any documents required by the Instructions to the Letter of Transmittal, must be received by the Exchange Agent at the address set forth on the back cover of this Offer to Exchange prior to the Expiration Date.

Non-U.S. Holders
An additional requirement applies to a “Non-U.S. Holder” (as defined in “Certain Material Income Tax Consideration”) in order for his or her shares of Common Stock to be accepted for exchange pursuant to the Offer. Promptly following the Expiration Date, but no later than two business day thereafter, a Non-U.S. Holder will be required to transfer to the Company funds sufficient to satisfy applicable U.S. withholding taxes payable in connection with the redemption of such Non-U.S. Holder’s shares of Common Stock. The withholding tax, and the amount required to be transferred, will generally equal 30% of the face amount of the New Notes that would be payable to the Non-U.S. Holder if the holder’s shares are accepted for exchange, unless the Non-U.S. Holder is eligible to claim, and properly claims, a reduced rate of withholding under an applicable tax treaty with the U.S. A Non-U.S. Holder that tenders shares of Common Stock in the Offer but fails to transfer to the Company sufficient cash to satisfy withholding taxes will not have his or her shares of Common Stock accepted for exchange pursuant to the Offer and the Company may choose to have the “Proration Factor” (defined below in “The Offer — Prorating”) remain the same without giving effect to such failure of acceptance. See “the Offer — Procedures for tendering shares of Common Stock in the Offer”.
Letter of Transmittal (for Nominees Institutions and Record Holders)
Signature Guarantees and Stock Powers.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the NYSE Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the shares of Common Stock) of shares of Common Stock tendered therewith and such registered owner has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such shares of Common Stock are tendered for the account of an Eligible Institution. See Instructions 1, 2 and 5 of the Letter of Transmittal.
Guaranteed Delivery.   Any record holder or Nominee who cannot complete the procedure for book-entry transfer on a timely basis, may tender his, her or its shares of Common Stock by satisfying each of the requirements set forth below:
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such tender must be made through an Eligible Institution,

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prior to 5:00 p.m., Eastern time, on the Expiration Date, the Exchange Agent must receive from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company (by mail, facsimile transmission or hand delivery), setting forth the name and address of the holder and the amount of shares of Common Stock tendered, stating that the tender is being made thereby and guaranteeing that within two trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered shares of Common Stock (if any), in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof) with any required signature guarantees and any other documents required by this Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and

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a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof) with any required signature guarantees and all other documents required by this Letter of Transmittal, are received by the Exchange Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery.

Effect of Letter of Transmittal.   Subject to and effective upon the acceptance for exchange of and exchange of validly tendered shares of Common Stock, by executing and delivering a Letter of Transmittal, you (i) irrevocably sell, assign and transfer, upon the order of the Company, all right, title and interest in and to all the tendered shares of Common Stock, (ii) waive any and all rights with respect to the shares of Common Stock tendered, and (iii) release and waive any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly, arise out of or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the shares of Common Stock, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, in each case, that you, your successors and your assigns have, may have or may have had against us or any of our affiliates, directors, officers, associates, counsel or agents or representatives, whether current or former.
Letters of Transmittal must be sent only to the Exchange Agent. Do not send Letters of Transmittal to the Company.
THE METHOD OF DELIVERY OF SHARES OF COMMON STOCK, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT (INCLUDING IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE MAILING BE BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE.
Right of withdrawal
Shares of Common Stock tendered for exchange may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date. For a withdrawal of tendered shares of Common Stock to be effective, a written notice of withdrawal or revocation must be received by the Exchange Agent no later than 12:00 midnight, New York City time, on the Expiration Date. Any such notice of withdrawal must:
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specify the name of the person who tendered the shares of Common Stock to be withdrawn;

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contain the description of the shares of Common Stock to be withdrawn; and

•
be signed by the holder of such shares of Common Stock in the same manner as the original signature on the Letter of Transmittal by which such shares of Common Stock were tendered.

If the shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt of such written notice of withdrawal even if physical release has not yet been effected.
Shares of Common Stock withdrawn from the Offer may be re-tendered by following the tender procedures described above.
Prorating
The maximum number of shares of Common Stock that may be converted into New Notes is 100,000,000. The Company is purchasing shares of Common Stock in 25 share increments and is paying $1.00 principal amount of New Notes for each share, thus for each increment of 25 shares, a shareholder will receive $25.00 of New Notes.
If the number of shares of Common Stock designated by all tendering holders of shares of Common Stock making valid tender exceeds 100,000,000, then the shares of Common Stock will be converted into New Notes subject to prorating as follows:
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The number of increments of 25 shares of Common Stock to be converted into New Notes will be determined by multiplying the “Proration Factor” by the total number of increments of 25 shares of Common Stock validly tendered with the result rounded to the nearest whole number; provided that amounts less than one will be rounded up to one.

•
The “Proration Factor” is determined by dividing 100,000,000 by product of the total number of increments of 25 shares of Common Stock validly tendered and not withdrawn by holders of shares of Common Stock and 25.

In the event that a Non-U.S. Holder fails to transfer to the Company funds sufficient to satisfy applicable U.S. withholding taxes payable in connection with the redemption of such Non-U.S. Holder’s shares of Common Stock, such Non-U.S. Holder will not have his or her shares of Common Stock accepted for exchange pursuant to the Offer and the Company may choose to have the Proration Factor remain the same without giving effect to such failure of acceptance. See “The Offer — Procedures for tendering shares of Common Stock in the Offer”.
Determinations of Validity
All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered shares of Common Stock pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion (and we may delegate the power to make any determination in whole or in part to the Exchange Agent). Any such determination will be final and binding. Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. Neither we, the Exchange Agent, the Information Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any shares of Common Stock, or will incur any liability for failure to give any such notification. We reserve the absolute right to reject any or all tenders of any shares of Common Stock determined by us not to be in proper form, or if the acceptance of or exchange of such shares of Common Stock may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the Offer that we are legally permitted to waive.
Acceptance and Delivery of New Notes
Acceptance of Common Stock.   Upon our determination that all of the conditions to the Offer were satisfied or waived by us on or prior to the Expiration Date, all shares of Common Stock validly tendered and not withdrawn will be accepted (subject to proration as discussed above) and the New Notes will be delivered promptly after expiration of the Offer. Our acceptance of shares of Common Stock tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Issuance of New Notes.   New Notes issued in exchange for shares tendered through DTC will not be certificated and ownership of the New Notes will be reflected on the books and records of the Company as maintained by the Trustee, New Notes issued in exchange for other shares will either be certificated or reflected in directly registered securities entitlements. In all cases, delivery of the New Notes will be made only after timely receipt by the applicable Nominee or record holder of a properly completed and duly executed Letter of Transmittal and all other required documents. See “The Offer — Conditions to the Completion of the Offer”. Accordingly, tendering stockholders may receive New Notes at different times. For purposes of the Offer, shares of Common Stock shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given written notice thereof to the Exchange Agent. In addition, a “Non-U.S. Holder” must, in order for his or her shares of Common Stock to be accepted for exchange pursuant to the Offer, transfer to the Company funds sufficient to satisfy applicable U.S. withholding taxes payable in connection with the redemption of such Non-U.S. Holder’s shares of Common Stock. See “The Offer — Procedures for tendering shares of Common Stock in the Offer”.
If any shares of Common Stock are not accepted for any reason set forth in this Offer to Exchange or because the Offer is terminated, such unaccepted or unexchanged shares of Common Stock will remain issued and outstanding.
Conditions to the Completion of the Offer
Notwithstanding any other provision of the Offer, or any extension of the Offer, we shall not be required to accept for exchange any shares of Common Stock or issue any New Notes, and we may terminate or amend the Offer at any time prior to acceptance for exchange of the shares of Common Stock if we determine, in our reasonable judgment, that any of the following conditions has not been satisfied on or before the Expiration Date or if we so elect:
•
the Company’s application for qualification of the Indenture on Form T-3 shall have been declared effective by the SEC;

•
there shall not have occurred or be likely to occur any event that could reasonably be expected to materially adversely affect our business, financial condition, income, operations, properties or prospects, or materially impair the contemplated benefits of the Offer, or the settlement of the Offer;

•
there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer or the exchange of shares of Common Stock for New Notes pursuant to the Offer, by or before any court or governmental regulatory or administrative agency or authority, tribunal, domestic or foreign, that challenges the making of the Offer or might reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay settlement of, or might otherwise reasonably be expected to adversely affect in any material manner, the Offer; or

•
there shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (ii) any significant adverse change in the price of securities generally in the United States or other major securities markets, (iii) a material impairment in the trading market for debt securities in the United States, (iv) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that might affect the extension of credit by banks or other lending institutions, (vi) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States, or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

The foregoing conditions are for the Company’s benefit and may be asserted by the Company or may be waived by the Company, in whole or in part at any time, and from time to time, on or prior to the Expiration Date, in its sole discretion. In addition, the Company may terminate the Offer if any condition is not satisfied or waived on or before the Expiration Date or for any other reason if we so elect. Under the Offer, if any of the foregoing conditions is not satisfied or waived, the Company may (i) not accept shares of Common Stock tendered by you, (ii) extend the Offer and retain all tendered shares of Common Stock until the expiration of the extended Offer, or (iii) amend the Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by applicable law.
The Company has not made a decision as to what circumstances would lead the Company to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although the Company has no present plans or arrangements to do so, the Company reserves the right to amend, at any time, the terms of the Offer. The Company will give holders such notice of such amendments as may be required by applicable law.
Information Agent
D.F. King & Co., Inc. has been appointed as Information Agent for the Offer. All questions and requests for assistance or for additional copies of the Offer Documents may be directed to the Information Agent at (toll-free) (888) 644-6071 or (collect) (212) 269-5550 or email: exela@dfking.com. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
No Solicitation
There are no persons directly or indirectly employed, retained or to be compensated to make solicitations or recommendations in connection with the Offer.

Fees and Expenses
We will bear all of our fees and expenses incurred in connection with the Offer.
Withholding Taxes
The New Notes will be subject to any required withholding of taxes.
Transfer Taxes
We are not aware of any obligation of holders of shares of Common Stock who tender their shares of Common Stock in the Offer to pay any transfer taxes. However, if transfer tax would apply to the Offer, then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted to us by the tendering holder, the amount of such transfer taxes will be billed directly to the tendering holder.
Interests of directors, executive officers and affiliates of the Company in shares of Common Stock
The following is a list of the current directors and executive officers of the Company:
Name	Position
Board of Directors
Par S. Chadha	Director, Executive Chairman
Ronald C. Cogburn	Director, Chief Executive Officer
Martin P. Akins	Director
Marc A. Beilinson	Director
Sharon Chadha	Director
J. Coley Clark	Director
John H. Rexford	Director
James G. Reynolds	Director
William L. Transier	Director
Executive Officers
Shrikant Sortur	Chief Financial Officer
Suresh Yannamani	President
Mark D. Fairchild	President, Exela Smart Office
Srini Murali	President, Americas and APAC
Vitalie Robu	President, EMEA
In connection with his or her services to the Company and its affiliates, certain of our executive officers are parties to arrangements with the Company, which govern his or her respective employment, service as a director and/or certain awards or other compensation that such person may be entitled to, each of which has been previously described by the Company in filings with the SEC. Certain directors and/or executive officers may also have additional contractual arrangements with the Company, which are further discussed in the Company’s filings with the SEC. See “Where to Find Available Information”.
None of the Company or, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer.
Under the terms of the HGM Nomination Agreement, dated June 12, 2017, HGM and certain related entities have the right to nominate for election one member of our board of directors for so long as they beneficially own 5% of our outstanding shares and two members of our board of directors for so long as they beneficially own 15% of our outstanding shares.

Certain of our directors and officers have engaged in transactions with respect to shares of Common Stock within the last 60 days, which have been disclosed in filings made by such persons with the SEC and are as set forth below.
On December 9, 2021, Par Chadha, J. Coley Clark, Martin Akins and John Rexford purchased 158,730; 79,365; 63,492; and 39,682 shares of Common Stock, respectively from the Company in a private placement each at a price of $1.26 per share.
On December 9, 2021, William Transier purchased 163,600 shares of Common Stock on the open market at a weighted-average price of $1.22 per share.
On December 10, 2021, Shrikant Sortur purchased 60,480 shares of Common Stock on the open market at a price of $1.24 per share.
On December 10, 2021, Srinivasan Murali purchased 60,000 shares of Common Stock on the open market at a price of $1.24 per share.
On December 9, 2021, Mark Fairchild purchased 32,520 shares of Common Stock on the open market at a price of $1.23 per share.
On December 10, 2021, Vitalie Robu purchased 33,000 shares of Common Stock on the open market at a weighted-average price of $1.23 per share.
On December 31, 2021, immediately prior to the Company’s 2021 Annual Meeting of Stockholders, 30,303 of Sharon Chadha’s restricted stock units (“RSUs”) vested into a corresponding number of shares of Common Stock.
On December 31, 2021, immediately prior to the Company’s 2021 Annual Meeting of Stockholders, 13,227 of Martin Akins’s RSUs vested into a corresponding number of shares of Common Stock.
On December 31, 2021, following the Company’s 2021 Annual Meeting of Stockholders, each of J. Coley Clark, Martin Akins, John Rexford, Marc Beilinson were granted 125,000 RSUs for services to the Company in 2021, which vested into a corresponding number of shares of Common Stock on January 3, 2022, the first business day of 2022.
On December 31, 2021, following the Company’s 2021 Annual Meeting of Stockholders, Par Chadha was granted 159,091 RSUs, for services to the Company in 2021, which vested into 93,895 shares of Common Stock on January 3, 2022, the first business day of 2022.
On December 31, 2021, following the Company’s 2021 Annual Meeting of Stockholders, Sharon Chadha was granted 27,740 RSUs, for services to the Company in 2021, which vested into a corresponding number of shares of Common Stock on January 3, 2022, the first business day of 2022.
Exela stockholder information
The following table shows, based upon filings made with the SEC and other information available to the Company, certain information as of January 25, 2022 concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of Common Stock, because they possessed or shared voting or investment power with respect to the below described shares of Common Stock.
Name and Address	Amount and Nature of Beneficial Ownership	Current Percent of Class(1)	Percent of Class Post-Offering(2)
Various entities affiliated with HGM(3)	25,264,135	7.2%	10.1%
8550 West Desert Inn Road,
Suite 102-452, Las Vegas, NV 89117

(1)
Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 348,743,927 shares of Common Stock outstanding as of January 25, 2022.
(2)
Assumes the Offer is fully subscribed and the owner does not tender.

(3)
Information based on Amendment Number 11 to Schedule 13D, filed with the SEC on March 26, 2020, by Mr. Par S. Chadha, HandsOn Global Management, LLC, a Delaware limited liability company, Ex-Sigma 2 LLC, a Delaware limited liability company, Ex-Sigma LLC, a Delaware limited liability company, HOVS LLC, a Delaware limited liability company, HandsOn Fund 4 I, LLC, a Nevada limited liability company, HOV Capital III, LLC, a Nevada limited liability company, HOV Services Ltd., an Indian limited company, Adesi 234 LLC, a Nevada limited liability company, HOF 2 LLC, a Nevada limited liability company, HandsOn 3, LLC, a Nevada limited liability company, SoNino LLC, The Beigam Trust, The Rifles Trust, SunRaj LLC, Pidgin Associates LLC, Andrej Jonovic, Shadow Pond LLC, Ronald C. Cogburn, Kanwar Chadha, Surinder Rametra, Suresh Yannamani, Mark D. Fairchild, Sanjay Kulkarni, Shrikant Sortur, Anubhav Verma, Edward J. Stephenson, Eokesh Natarajan, Matt Reynolds, Carlos Mallen, and Mark Olschanski (collectively, the “HGM Reporting Persons”), as well as Form 4s filed by the HGM Reporting Persons, and the books and records of the Company. According to the Schedule 13D, pursuant to voting agreements, HGM may direct each of the HGM Reporting Persons on the voting of their shares with respect to certain matters and thus, HGM, and by virtue of his control of HGM Mr. Chadha, may be deemed to beneficially own the 25,264,135 shares of Common Stock attributable to the HGM Reporting Persons, including 23,487,517 shares of Common Stock, 1,009,033 shares of Common Stock issuable upon conversion of 2,127,063 shares of the Series A Perpetual Convertible Preferred Stock (“Series A Preferred Stock”) held by HGM Reporting Persons as of January 25, 2022, 438,598 shares issuable in connection with vested or imminently vesting RSUs and 328,986 shares issuable upon exercise of vested options held by certain HGM Reporting Persons. Percent of class, in the case of HGM refers to 350,520,544 shares of Common Stock outstanding, and includes the shares of Common Stock issuable upon conversion of shares of the Series A Preferred Stock, shares issuable upon exercise of vested options and the vesting RSUs.

Common Stock Ownership by Directors and Executive Officers
The following table presents the number of shares of Common Stock beneficially owned by the directors, the nominees for director, the named executive officers and all directors, nominees for director and named executive officers as a group as of January 25, 2022. Individuals have sole voting and dispositive power over the stock unless otherwise indicated in the footnotes.
Name of Individual	Amount and Nature of Beneficial Ownership	Current Percent of Class(1)	Percent of Class Post-Offering(2)
Par S. Chadha(3)(4)	25,264,135	7.2%	10.1%
Ronald C. Cogburn(4)(5)	154,342	*	*
James G. Reynolds(4)(6)(8)	1,134,120	*	*
Martin P. Akins(4)(7)	227,384	*	*
J. Coley Clark(4)	204,365	*	*
John H. Rexford(4)	212,564	*	*
William L. Transier(4)	163,600	*	*
Marc A. Beilinson(4)	225,000	*	*
Suresh Yannamani(4)	233,756	*	*
Shrikant Sortur(4)	126,714	*	*
Sharon Chadha(4)(8)	25,264,135	7.2%	10.1%
All directors, named executive officers and other executive officers as a group (14 persons)	26,297,048	7.5%	10.5%

*
Represents holdings of less than one percent.

(1)
Percent of class refers to percentage of class beneficially owned as the term “beneficial ownership” is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 348,743,927 shares of Common Stock outstanding as of January 25, 2022.

(2)
Assumes the Offer is fully subscribed and the individual does not tender.

(3)
The business address of Mr. Chadha is 8550 West Desert Inn Road, Suite 102-452, Las Vegas, NV 89117. Mr. Chadha individually owns 302,672 shares. Mr. Chadha is a member of HGM or its affiliates and may be deemed to beneficially own the shares of Common Stock and Series A Preferred Stock beneficially owned by HGM or its affiliates under Rule 13d-3. Mr. Chadha disclaims beneficial ownership of any such shares beneficially owned by HGM, except to the extent of his pecuniary interest therein; however, by virtue of his control of HGM, Mr. Chadha, may be deemed to beneficially own, and the table above reflects, the 25,264,135 shares of Common Stock attributable to the HGM Reporting Persons, including 23,487,517 shares of Common Stock, 1,009,033 shares of Common Stock issuable upon conversion of 2,127,063 shares of the Series A Preferred Stock held by HGM Reporting Persons as of January 25, 2022, 438,598 shares issuable in connection with vested or imminently vesting RSUs and 328,986 shares issuable upon exercise of vested options held by certain HGM Reporting Persons. Percent of class, in the case of Mr. Chadha refers to 350,520,544 shares of Common Stock outstanding, and includes the shares of Common Stock issuable upon conversion of shares of the Series A Preferred Stock, shares issuable upon exercise of vested options and the vesting RSUs.

(4)
Includes Series A Preferred Stock held by the applicable holder on an as-converted to Common Stock basis, shares issuable in connection with vested or imminently vesting RSUs and shares issuable upon exercise of vested options, as applicable.

(5)
Mr. Cogburn is affiliated with HGM or its affiliates. Mr. Cogburn disclaims beneficial ownership of shares of Common Stock that are owned by HGM or its affiliates.

(6)
Mr. Reynolds is affiliated with HGM or its affiliates. Mr. Reynolds disclaims beneficial ownership of shares of Common Stock that are owned by HGM or its affiliates.

(7)
The individual is party to a voting agreement with HGM, among other persons. Mr. Chadha is a member of HGM and may be deemed to be the beneficial owner of, and has shared power to vote such shares.

(8)
Mrs. Chadha individually owns 120,543 shares of Common Stock; she is not a party to one of the HGM voting agreements, however her shares may be deemed to be included in the numbers of shares attributed to HGM and Mr. Chadha due to their marriage (and have been included in their totals above), and due to their marriage, Mrs. Chadha may be deemed to beneficially own the other 25,264,135 shares controlled by him.

DESCRIPTION OF EXELA’S COMMON STOCK
The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation (our “certificate of incorporation”) and our amended and restated bylaws (our “bylaws”) and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC.
General
Our certificate of incorporation authorizes the issuance of 1,620,000,000 shares of capital stock, consisting of (i) 1,600,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”) and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of January 25, 2022, Exela had 348,743,927 shares of common stock outstanding.
Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of our stockholders. Holders of our Common Stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Our stockholders are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution and Winding-Up
In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of Exela, the holders of our Common Stock are entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.
Election of Directors
The board of directors is currently divided into three classes, Class A, Class B and Class C, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of our Common Stock.
Certain Anti-Takeover Provisions of Delaware Law
Staggered board of directors
Our certificate of incorporation provides that the board of directors is classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board of directors only by successfully engaging in a proxy contest at two or more annual meetings.

Special meeting of stockholders
Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of the board of directors, by the president or by the chairman or by the secretary at the request in writing of stockholders owning a majority of the issued and outstanding capital stock entitled to vote.
Advance notice requirements for stockholder proposals and director nominations
Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to Exela’s principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to Exela’s principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Exela’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Exela stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Authorized but unissued shares
Exela’s authorized but unissued shares of Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Section 203 opt out
Pursuant to our certificate of incorporation, Exela has opted out of the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•
a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•
an affiliate of an interested stockholder; or

•
an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets.

However, the above provisions of Section 203 do not apply if:
•
the board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at a meeting of Exela stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Exela has opted out of the provisions of Section 203 of the Delaware General Corporation Law because it believes this statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire it.

Exclusive forum selection
Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Exela’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although Exela believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Exela’s directors and officers.
DESCRIPTION OF NEW NOTES
The 6.00% Senior Notes due 2029 (the “New Notes”) are being issued under an indenture (the “Indenture”) to be dated as of the date of issuance of the New Notes (the “Issue Date”), between us and U.S. Bank National Association, as trustee (the “trustee”), in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 3(a)(9) of the Securities Act. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
The following descriptions of the New Notes and the Indenture are summaries and do not purport to be complete, and are qualified in their entirety by the actual provisions of the Indenture. We urge you to review the Indenture because that document, and not this description, will define your rights as a holder of the New Notes. A copy of the Indenture substantially in the form in which it is to be executed will be available from the Company not later than five business days prior to the Expiration Date. See “Where to Find Available Information.”
The New Notes:
•
will be our general unsecured, senior obligations;

•
will be initially limited to an aggregate principal amount of $100.0 million;

•
will mature on March 31, 2029 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount, plus accrued and unpaid interest to, but not including, the maturity date, will be paid at maturity;

•
will bear cash interest from the Issue Date at an annual rate of 6.00%, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 2022, and at maturity, and the interest payable on each interest payment date will be paid to holders of record of the New Notes at the close of business on March 15, June 15, September 15 and December 15 of each year, as the case may be, immediately preceding the applicable interest payment date;

•
will be redeemable at our option, in whole or in part, at any time on or after March 31, 2024, at the prices and on the terms described under “— Optional Redemption” below;

•
will be issued in denominations of $25 and integral multiples of $25 in excess thereof;

•
will not have a sinking fund; and

•
will be represented by one or more registered New Notes in global form, but in certain limited circumstances may be represented by New Notes in definitive form.

We intend to apply to list the New Notes on either the NYSE American Exchange (the “NYSE American”) or Nasdaq under the symbol “XelaA.” If this application is approved, trading in the New Notes is expected to commence within a 30-day period after the approval of listing. Until such time, the New Notes will trade on the OTC.
The Indenture will not limit the amount of indebtedness that Exela Technologies, Inc. or its subsidiaries may issue. The Indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “— Covenants — Merger, Consolidation or Sale of Assets” below, the Indenture will not contain any covenants or other provisions designed to afford holders of the New Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.
We may from time to time, without the consent of the existing holders, issue additional New Notes having the same ranking and terms as to status, redemption or otherwise (except for the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date) that may constitute a single fungible series with the New Notes.
Ranking
The New Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured and unsubordinated indebtedness. The New Notes will be senior in right of payment with any of our existing and future indebtedness that is expressly subordinated to the New Notes. The New Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The New Notes will be structurally subordinated to all existing and future indebtedness (including trade payables) of Exela Technologies, Inc.’s subsidiaries with respect to the assets of such subsidiaries.
As of December 31, 2021, Exela Technologies, Inc. had no outstanding indebtedness. Substantially all of our operating businesses are owned directly or indirectly by Exela Intermediate LLC, an indirect wholly-owned subsidiary of Exela Technologies, Inc. See “Risk Factors — The issuance by the Company of the New Notes will result in the Company having increased leverage and debt service obligations.”
Interest
Interest on the New Notes will accrue at an annual rate equal to 6.00% from and including the Issue Date to, but excluding, the maturity date or earlier acceleration or redemption and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 2022 and at maturity, to the record holders at the close of business on the immediately preceding March 15, June 15, September 15 and December 15, as applicable (whether or not a business day).
The initial interest period for the New Notes will be the period from and including the Issue Date to, but excluding, June 30, 2022, and subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.
“Business day” means, for any place where the principal and interest on the New Notes is payable, any day which is not a Saturday or Sunday and which is not a legal holiday or a day on which banking institutions or trust companies in the city of New York are authorized or obligated by law or executive order to close.
Optional Redemption
The New Notes may be redeemed for cash in whole or in part at any time at our option on or after March 31, 2024, upon not less than 30 days nor more than 60 days written notice to the holders (with a copy to the trustee) by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the New Notes to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to, but excluding the date fixed for redemption.
You may be prevented from exchanging or transferring the New Notes when they are subject to redemption. In case any New Notes are held in certificated form and are to be redeemed in part only, the redemption notice will provide that, upon surrender of such New Note, you will receive, without a charge, a New Note or New Notes of authorized denominations representing the principal amount or your remaining unredeemed New Notes.

If we redeem only some of the New Notes, the trustee or, with respect to Global Notes (as defined below), DTC, in accordance with its applicable procedures, will determine the method for selection of the particular New Notes to be redeemed, in accordance with the Indenture and in accordance with the rules of any national securities exchange or quotation system on which the New Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the New Notes called for redemption.
Redemption — General
Any redemption shall be upon notice to the holders (with a copy to the trustee) not fewer than 30 days and not more than 60 days prior to the date fixed for redemption. If less than all of the New Notes are to be redeemed, the particular New Notes to be redeemed will be selected not more than 45 days prior to the redemption date by the trustee from the outstanding New Notes not previously called for redemption, by lot, or in the trustee’s discretion, on a pro rata basis or such other manner as it shall deem appropriate and fair, provided that the unredeemed portion of the principal amount of any New Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such New Notes. The trustee will promptly notify us in writing of the New Notes selected for redemption and, in the case of any New Notes selected for partial redemption, the principal amount thereof to be redeemed. Beneficial interests in any of the New Notes or portions thereof called for redemption that are registered in the name of DTC or its nominee will be selected by DTC in accordance with its applicable procedures.
Unless we default on the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the New Notes called for redemption.
Events of Default
Holders of our New Notes will have rights if an Event of Default occurs in respect of the New Notes and is not cured, as described later in this subsection. The term “Event of Default” in respect of the New Notes means any of the following:
•
we do not pay interest on any New Note when due, and such default is not cured within 30 days;

•
we do not pay the principal of the New Notes when due and payable;

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we breach any covenant or warranty in the Indenture with respect to the New Notes and such breach continues for 60 days after we receive a written notice of such breach from the trustee or the holders of at least 25% of the principal amount of the New Notes (with a copy to the trustee); and

•
certain specified events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 consecutive days following the entry of final order or decree.

The trustee may withhold notice to the holders of the New Notes of any default, except in the payment of principal or interest, if the trustee in good faith determines the withholding of notice to be in the interest of the holders of the New Notes.
Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the New Notes, or else specifying any default.
Remedies if an Event of Default Occurs
If an Event of Default, other than an event of default described in the fourth bullet above, has occurred and is continuing, the trustee or the holders of not less than 25% of the outstanding principal amount of the New Notes may declare the entire principal amount of the New Notes then outstanding, together with accrued and unpaid interest, if any, to be due and payable immediately by a notice in writing to us and, if notice is given by the holders of the New Notes, the trustee. This is called an “acceleration of maturity.” If the Event of Default occurs in relation to our filing for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, the principal amount of the New Notes, together with accrued and unpaid interest, if any, will automatically, and without any declaration or other action on the part of the trustee or the holders, become immediately due and payable.

At any time after a declaration of acceleration of the New Notes has been made by the trustee or the holders of the New Notes and before any judgment or decree for payment of money due has been obtained by the trustee, the holders of a majority of the outstanding principal of the New Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee all amounts due and owed with respect to the New Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (ii) any other Events of Default have been cured or waived.
At our election, the sole remedy with respect to an Event of Default due to our failure to comply with certain reporting requirements under the Trust Indenture Act or under “— Covenants — Reporting” below, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the New Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default. On the 181st day after such Event of Default, if such violation is not cured or waived, the trustee or the holders of not less than 25% of the outstanding principal amount of the New Notes may declare the principal, together with accrued and unpaid interest, if any, on the New Notes to be due and payable immediately. If we choose to pay such additional interest, we must notify the trustee and the holders of the New Notes by certificates of our election at any time on or before the close of business on the first business day following the Event of Default.
Before a holder of the New Notes is allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce such holder’s rights relating to the New Notes, the following must occur:
•
such holder must give the trustee written notice that the Event of Default has occurred and remains uncured;

•
the holders of at least 25% of the outstanding principal of the New Notes must have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

•
such holder or holders must have offered to the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•
the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•
no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority of the outstanding principal of the New Notes.

No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.
Book-entry and other indirect holders of the New Notes should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.
Waiver of Defaults
The holders of not less than a majority of the outstanding principal amount of the New Notes may on behalf of the holders of all New Notes waive any past default with respect to the New Notes other than (i) a default in the payment of principal or interest on the New Notes when such payments are due and payable (other than by acceleration, which may be rescinded, as described above), or (ii) in respect of a covenant that cannot be modified or amended without the consent of each holder of New Notes.
Covenants
In addition to the standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by us and related matters, the following covenants will apply to the New Notes.

Merger, Consolidation or Sale of Assets
The Indenture will provide that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property in any one transaction or series of related transactions unless:
•
we are the surviving entity or the entity (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made will be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•
the surviving entity (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such surviving entity, the due and punctual payment of the principal of, and premium, if any, and interest on, all the New Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by us;

•
immediately before and immediately after giving effect to such transaction or series of related transactions, no default or Event of Default has occurred and is continuing; and

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in the case of a merger or consolidation where the surviving entity is other than us or such a sale, transfer, lease, conveyance or disposition, we or such surviving entity, or the entity (if other than us) to which such sale, transfer, lease, conveyance or disposition is made, will deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the Indenture relating to such transaction have been complied with.

Reporting
If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the New Notes and the trustee, for the period of time during which the New Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with U.S. generally accepted accounting principles, as applicable.
Modification or Waiver
There are three types of changes we can make to the Indenture and the New Notes:
Changes Not Requiring Consent
There are changes that we and the trustee can make to the Indenture and/or the New Notes without the specific consent of the holders of the New Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the New Notes in any material respect and include changes:
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to evidence the succession of another entity, and the assumption by the successor entity of our covenants under the Indenture and the New Notes;

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to add to our covenants such new covenants for the benefit of the holders of the New Notes, and to add additional Events of Default;

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to add to, change or eliminate any provisions of the Indenture as necessary or desirable in accordance with any amendments to the Trust Indenture Act, so long as such action does not adversely affect the interest of any other holder of the New Notes;

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to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture which may be defective or inconsistent with other provisions;

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to evidence and provide for the acceptance and appointment of a successor trustee and to add to or change any provisions of the Indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee; and

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to make provisions in regard to matters or questions arising under the Indenture, so long as such other provisions to do not materially affect the interest of any other holder of the New Notes.

Changes Requiring Consent of Each Holder
We cannot make certain changes to the New Notes without the specific consent of each holder of the New Notes. The following is a list of those types of changes:
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changing the stated maturity of the principal of, or any installment of interest on, any New Note;

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reducing the principal amount or rate of interest of any New Note;

•
changing the place of payment where any New Note or any interest is payable;

•
impairing the right to institute suit for the enforcement of any payment on or after the date on which it is due and payable;

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reducing the percentage in principal amount of holders of the New Notes whose consent is needed to modify or amend the Indenture; and

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reducing the percentage in principal amount of holders of the New Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults.

Changes Requiring Majority Consent
Any other change to the Indenture and the New Notes would require the following consent:
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if the change only affects the New Notes, it must be approved by holders of not less than a majority in aggregate principal amount of the outstanding New Notes; and

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if the change affects more than one series of debt securities issued under the Indenture, it must be approved by the holders of not less than a majority in aggregate principal amount of each of the series of debt securities affected by the change.

Consent from holders to any change to the Indenture or the New Notes must be given in writing.
Further Details Concerning Consent
The amount of New Notes deemed to be outstanding for the purpose of consenting will include all New Notes authenticated and delivered under the Indenture as of the date of determination except:
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New Notes cancelled by the trustee or delivered to the trustee for cancellation;

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New Notes for whose payment or redemption money or Eligible Instruments (as defined below) in the necessary amount have been deposited with the trustee or paying agent or set aside in trust money for the holders of such New Notes, provided that, if money has been set aside for the redemption of the New Notes, notice of such redemption has been duly given pursuant to the Indenture to the satisfaction of the trustee;

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New Notes held by Exela Technologies, Inc., its subsidiaries or any other entity which is an obligor under the New Notes, unless such New Notes have been pledged in good faith and the pledgee is not Exela Technologies, Inc., its affiliate or an obligor under the New Notes; and

•
New Notes which have been paid or exchanged for other New Notes due to such New Notes’ loss, destruction or mutilation.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the New Notes that are entitled to consent or take other action under the Indenture, and the trustee will generally be entitled to set any day as a record date for the purpose of determining the holders of the New Notes that are entitled to join in the giving or making of any Notice of Default, any declaration of acceleration of maturity of the New Notes, any request to institute proceedings or the reversal of such declaration. If we or the trustee set a record date for a consent or other action to be taken by the holders of the New Notes, that consent or action can only be taken by persons who are holders of the New Notes as of the close of business on the record date and, unless otherwise specified, such vote or action must take place on or prior to the 180th day after the record date. We may change the record date at our option, and we will provide written notice to the trustee and to each holder of the New Notes of any such change of record date.
Defeasance
The following defeasance provisions will be applicable to the New Notes. “Defeasance” means that, by irrevocably depositing with the trustee an amount of cash denominated in U.S. dollars and/or monetary assets, money market instruments and securities that are payable in U.S. dollars only and essentially risk free as to collection of principal and interest, including U.S. government obligations (“Eligible Instruments”) sufficient to pay all principal and interest, if any, on the New Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the New Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the Indenture relating to the New Notes. The consequences to the holders of the New Notes would be that, while they would no longer benefit from certain covenants under the Indenture, and while the New Notes could not be accelerated for any reason, the holders of the New Notes nonetheless would be guaranteed to receive the principal and interest owed to them.
In the event that the trustee is unable to apply the funds held in trust to the payment of obligations under the New Notes by reason of a court order or governmental injunction or prohibition, then those of our obligations discharged under the full defeasance or covenant defeasance will be revived and reinstated as though no deposit of funds had occurred, until such time as the trustee is permitted to apply all funds held in trust under the procedure described above may be applied to the payment of obligations under the New Notes. However, if we make any payment of principal or interest on the New Notes to the holders, we will have the right to receive such payments from the trust in the place of the holders.
Covenant Defeasance
Under the Indenture, we will have the option to take the actions described below and be released from some of the restrictive covenants under the Indenture under which the New Notes were issued. This is called “covenant defeasance.” In that event, holders of the New Notes would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the New Notes. In order to achieve covenant defeasance, the following must occur:
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we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the New Notes cash, Eligible Instruments or a combination of cash and Eligible Instruments sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the New Notes on their various due dates;

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we must deliver to the trustee a legal opinion from our counsel stating that under U.S. federal income tax law, we may make the above deposit and covenant defeasance without causing holders to be taxed on the New Notes differently than if those actions were not taken;

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we must deliver to the trustee an officers’ certificate stating that the New Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;

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no default or Event of Default with respect to the New Notes shall have occurred and be continuing, and no default or Event of Default related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;

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the covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;

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the covenant defeasance must not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreements or instruments to which we are a party;

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the covenant defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”) unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

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we must deliver to the trustee an officers’ certificate and a legal opinion from our counsel stating that all conditions precedent with respect to the covenant defeasance have been complied with.

Full Defeasance
If there is a change in U.S. federal income tax law, we can legally release ourselves from all payment and other obligations on the New Notes if we take the following actions below:
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we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the New Notes cash, Eligible Instruments or a combination of cash and Eligible Instruments sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the New Notes on their various due dates;

•
we must deliver to the trustee a legal opinion confirming that there has been a change to the current U.S. federal income tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing holders to be taxed on the New Notes any differently than if we did not make the deposit;

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we must deliver to the trustee an officers’ certificate stating that the New Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;

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no default or Event of Default with respect to the New Notes shall have occurred and be continuing and no default or Event of Default related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;

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the full defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;

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the full defeasance must not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreements or instruments to which we are a party;

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the full defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

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we must deliver to the trustee an officers’ certificate and a legal opinion from our counsel stating that all conditions precedent with respect to the full defeasance have been complied with.

Listing
We intend to apply to list the New Notes on either NYSE American or Nasdaq under the symbol “XelaA”. If the application is approved, we expect trading in the New Notes on NYSE American to begin within 30-days of the approval of listing. Until such time, the New Notes will trade on the OTC. The New Notes are expected to trade “flat,” meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the New Notes that is not included in the trading price.
Governing Law
The Indenture and the New Notes will be governed by and construed in accordance with the laws of the State of New York.
Global Notes; Book-Entry Issuance
With respect to the “Street Name”/Beneficial Owners that participate in the Offer, they will receive New Notes that will be issued in the form of one or more global certificates (“Global Notes”) registered in the name of DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of such Global Notes. With respect to the Record Holders that participate in the Offer, they will receive New Notes that will be issued in the form of certificated securities or directly registered securities entitlements. Unless and until certificated securities or directly registered securities entitlements are issued under the Indenture, all references to actions by holders of the New Notes will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.
DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).
DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (or “Indirect Participants”). DTC has an S&P rating of AA+. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.
Purchases of the New Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Notes on DTC’s records. The ownership interest of each actual purchaser of each Note (the “Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the New Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the New Notes, except in the event that use of the book-entry system for the New Notes is discontinued.
To facilitate subsequent transfers, all Global Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Global Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the New Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the New Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the New Notes to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the New Notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the New Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Redemption proceeds, distributions and interest payments on the New Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the applicable trustee or depositary on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with the New Notes held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the applicable trustee or depositary, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable trustee or depositary. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
None of us, the trustee, any depositary, or any agent of any of them will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.
Termination of a Global Note
If a Global Note is terminated for any reason, interest in it will be exchanged for certificates in non-book entry form as certificated securities or directly registered securities entitlements. After such exchange, the choice of whether to hold the certificated New Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a Global Note transferred on termination to their own names, so that they will be holders of the New Notes. See “— Form, Exchange and Transfer of Certificated Registered Securities.”
Payment and Paying Agents
We will pay interest to the person listed in the registrar’s records as the owner of the New Notes at the close of business on the record date for the applicable interest payment date, even if that person no longer owns the New Note on the interest payment date. Because we pay all the interest for an interest period to the holders on the record date, holders buying and selling the New Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the New Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.
Payments on Global Notes
For the New Notes that are represented by Global Notes, we will make payments on such New Notes in accordance with the applicable policies of the depositary in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interest in the Global Notes. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.
Payments on Certificated Securities
For the New Notes that are represented by certificated securities, we will make payments of principal (and premium, if any) and interest by wire transfer of immediately available funds to the accounts of the holders of the New Notes. We also may elect to make payments at the corporate trust office of the trustee or pay interest by check to the registered address of each holder of the New Notes.
Payment When Offices Are Closed
If any payment is due on the New Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the Indenture as if they were made on the original due date. Such payment will not result in a default under the New Notes or the Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.
Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the New Notes.
Form, Exchange and Transfer of Certificated Registered Securities
DTC may discontinue providing its services as securities depositary with respect to the New Notes at any time by giving reasonable notice to us. In the event no successor securities depositary is obtained, certificates for the New Notes will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the New Notes. In that event, certificates for such New Notes will be printed and delivered. If certificates for the New Notes are printed and delivered:
•
the New Notes will be issued in fully registered form without coupons;

•
a holder of certificated New Notes would be able to exchange those New Notes, without charge, for an equal aggregate principal amount of the New Notes of the same series, having the same issue date and with identical terms and provisions; and

•
a holder of certificated New Notes would be able to transfer those New Notes without cost to another holder, other than for applicable stamp taxes or other governmental charges.

Holders may exchange their certificated securities for New Notes of smaller denominations or combined into fewer New Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.
Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering the New Notes in the name of holders transferring New Notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts.
Holders will not be required to pay a service charge for any registration of transfer or exchange of their certificated securities, but they may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.
If we redeem any of the New Notes, we may block the transfer or exchange of those New Notes selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to determine or fix the list of holders to prepare the mailing. We may also refuse to register transfer or exchanges of any certificated New Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any New Note that will be partially redeemed.
About the Trustee
U.S. Bank National Association will be the trustee under the Indenture and will be the paying agent and registrar for the New Notes. The trustee may resign or be removed with respect to the New Notes provided that a successor trustee is appointed to act with respect to the New Notes.

COMPARISON OF RIGHTS BETWEEN THE COMMON STOCK AND THE NEW NOTES
The following is a description of the material differences between the rights of holders of shares of Common Stock and the New Notes. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange for a more complete understanding of the differences between being a holder of shares of Common Stock and New Notes.
Ranking
In any liquidation or bankruptcy of the Company, Common Stock would rank below all claims against us by holders of any of our indebtedness, including the New Notes and by holders of Preferred Stock. Holders of our Common Stock would not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of the Company until after our obligations to creditors, including the holders of the New Notes, with respect to the New Notes, and the liquidation preference of our Preferred Stock have been satisfied in full.	Upon a voluntary or involuntary liquidation or bankruptcy of the Company, all holders of the New Notes would be entitled to receive payment in full of principal and interest with respect to the New Notes before any holders of our Preferred Stock or Common Stock receive any payments or distributions with respect to the Preferred Stock or Common Stock.
Voting Rights
At every meeting of the stockholders of the Company in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of shares of Common Stock is entitled to one vote in person or by proxy for each share of Common Stock registered in the name of the holder on the transfer books of the Company.	Holders of the New Notes will not have voting rights.
Dividends/Distributions
Holders of Common Stock, are entitled to receive dividends if and when declared by our Board of Directors.	Holders of New Notes will be entitled to receive interest payments. Interest will accrue at an annual rate equal to 6.00% from and including the Issue Date to, but excluding, the maturity date or earlier acceleration or redemption and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 2022 and at maturity, to the record holders at the close of business on the immediately preceding March 15, June 15, September 15 and December 15, as applicable (whether or not a business day).
Listing
The Common Stock trades on The Nasdaq Capital Market, under the ticker symbol “XELA”.	We intend to file an application to list the New Notes on either the NYSE American or Nasdaq under the symbol “XelaA”.

CERTAIN MATERIAL INCOME TAX CONSIDERATIONS
Material U.S. Federal Income Tax Considerations
The following discussion is a summary of certain material U.S. federal income tax consequences of the Offer to Exela stockholders. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations, rulings, administrative pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions, all as currently in effect, and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities can apply on a retroactive basis in some circumstances, possibly in a manner that affects the discussion of U.S. federal income tax consequences below.
This summary is intended for general information purposes, and, except as expressly set forth below, only addresses certain material U.S. federal income tax consequences applicable to an Exela stockholder that holds its Common Stock as capital assets within the meaning of Section 1221 of the Code. In the context of the discussion pertaining to the notes, the discussion describes certain U.S. federal income tax consequences applicable only to an original holder of the notes and who hold notes as capital assets. This summary does not purport to address all of the U.S. federal income tax considerations that may be relevant to the particular circumstances of an Exela stockholder, including those Exela stockholders who are subject to special tax rules (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold their shares as part of a hedge, straddle, constructive sale or conversion transaction, and persons holding, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of our stock entitled to vote). Nor does this summary discuss any tax consequences that may arise under the alternative minimum tax or under state, local or foreign tax laws, and does not describe any aspect of U.S. federal tax law other than income taxation. We will not seek an opinion of counsel or a ruling from the IRS with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the IRS will agree with the positions described in this Offer. An Exela stockholder who may be subject to taxes other than U.S. federal income taxes should consult its own tax advisor regarding the tax consequences of the Offer to it.
As used in this discussion, a “U.S. Holder” is a beneficial owner of the Common Stock that is an individual who is a citizen or resident of the United States; a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia; an estate, the income of which is subject to U.S. federal income tax regardless of its source; or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is an Exela stockholder that is not a “U.S. Holder”. A Non-U.S. Holder should carefully read the summary below under the heading “Withholding Tax on Payments to Non-U.S. Holders” before deciding whether to tender shares in the Offer.
If a partnership or other pass-through entity is a beneficial owner of the Common Stock, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. An Exela stockholder that is a partner (or other owner) of a partnership or other pass-through entity that holds Common Stock should consult its tax advisor regarding the tax consequences of the Offer and of owning and disposing of the New Notes.
Non-Participation in the Offer.   Stockholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer, provided that the Offer is treated as an isolated redemption.
Tax Considerations for U.S. Holders
Tax Consequences of the Redemption
An exchange of shares of Common Stock for New Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who receives New Notes pursuant to the

Offer will, depending on such U.S. Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Common Stock or as receiving a dividend distribution with respect to their Common Stock .
Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on a redemption of Common Stock if the exchange (i) results in a “complete termination” of all of such U.S. Holder’s equity interest in Exela, (ii) results in a “substantially disproportionate” redemption with respect to such U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning Exela stock owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may, under certain circumstances, waive attribution from family members) and related entities and stock that the U.S. Holder has the right to acquire by exercise of an option.
Complete Termination.   Because we are only offering to purchase Common Stock, a U.S. Holder owning shares other than Common Stock will not completely terminate their ownership of Exela as a result of the Offer. A U.S. Holder that owns solely Common Stock may be able to completely terminate its share ownership in Exela as a result of consummation of the Offer if such individual tenders all of its Common Stock and the Offer is not oversubscribed.
Substantially Disproportionate.   A redemption of Common Stock will generally be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then outstanding shares of all classes of Exela stock owned by such U.S. Holder immediately after the redemption is less than 80% of the percentage of the shares of all classes of Exela stock owned by such U.S. Holder immediately before the redemption and, immediately after the redemption, the U.S. Holder actually and constructively owns less than 50% of the total voting power of all classes of Exela stock entitled to vote. Whether an individual will satisfy this test will depend on the number of Common Stock redeemed and whether the individual owns, or is treated as owning, shares other than Common Stock.
Not Essentially Equivalent to a Dividend.   If a redemption of Common Stock fails to satisfy the “complete termination” and “substantially disproportionate” tests, the U.S. Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test. A redemption of shares of Common Stock will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in Exela. A redemption of Common Stock that results in a reduction of a U.S. Holder’s proportionate equity where such U.S. Holder’s relative equity interest in us is minimal (an interest of less than one percent may satisfy this requirement), and who does not exercise any control over or participate in the management of our corporate affairs, may be treated as “not essentially equivalent to a dividend.” A U.S. Holder should consult its tax advisor regarding the application of the rules of Section 302 in their particular circumstances.
If a redemption of Common Stock is treated as a sale or exchange, a U.S. Holder generally will recognize gain or loss upon the exchange of Common Stock in an amount equal to the difference between (i) the amount realized upon the sale or exchange, measured by the “issue price” of the New Notes, and (ii) its adjusted tax basis in the Common Stock. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the exchange, a U.S. Holder have held the Common Stock for more than one year. Long-term capital gains of an individual taxpayer are subject to tax at favorable rates; the deductibility of capital losses is subject to limitations under the Code.
If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares of Common Stock, the receipt of New Notes by the U.S. Holder measured by the “issue price” of the New Notes, without reduction for the tax basis of the shares of Common Stock redeemed, will be treated as a distribution taxable as a dividend to the extent of the U.S. Holder’s allocable portion of our current and accumulated earnings and profits. The excess of such amount received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the U.S. Holder’s tax basis in the Common Stock). Any amounts received in excess of the U.S. Holder’s tax basis will be treated as taxable gain. If the amount received by a U.S. Holder is treated as a “dividend,” the tax basis in the Common Stock tendered to the Company will be transferred to any remaining Common Stock held by such U.S. Holder.

A U.S. Holder of the Common Stock should consult its own tax advisor regarding the treatment of the exchange of Common Stock for New Notes.
Tax Consequences of Holding New Notes
A debt instrument is treated as issued with original issue discount (OID) if the “stated redemption price at maturity” of the debt exceeds the debt’s “issue price” by more than a de minimis amount. “Stated redemption price at maturity” is the total of all payments on the debt that are not payments of “qualified stated interest”. Generally, “qualified stated interest” is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually. If the New Notes are “publicly traded” for U.S. federal income tax purposes, their issue price will equal their fair market value on the Settlement Date. If the New Notes are not publicly traded but the Common Stock are publicly traded, the issue price of the New Notes will be determined by reference to the fair market value of the publicly traded Common Stock on the Settlement Date. If neither the New Notes nor any Common Stock exchanged therefor are publicly traded, the issue price of the New Notes will generally be their stated principal amount. We expect that the New Notes will be publicly traded for this purpose but there can be no assurance in this regard.
Under the applicable Treasury regulations, we are required to determine whether the New Notes are publicly traded (or whether any Common Stock are publicly traded if the New Notes are not) and the issue price of the New Notes, and make these determinations available to holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the issue date of the New Notes. We intend to make this information available on our website. Our determination is binding on a U.S. Holder, unless it explicitly discloses on its tax return that its determination is different and explain how it made that different determination.
The New Notes are expected to be issued with OID. Under the OID rules, a U.S. Holder of New Notes, including a U.S. Holder who uses the cash method of accounting, will have to include in ordinary income increasingly greater amounts of OID in successive accrual periods and in advance of any payment of cash related thereto. The amount of OID accrued on New Notes held of record by persons other than corporations and other exempt holders is required to be reported to such persons and to the IRS.
Withholding Tax on Payments to Non-U.S. Holders
Dividends paid by a U.S. corporation to a Non-U.S. Holder are subject to a 30% withholding tax (or lower treaty rate) unless the dividend income is treated as effectively connected with a U.S. trade or business of the Non-U.S. Holder. As discussed above under the heading “Tax Consequences of the Redemption”, the redemption of Common Stock pursuant to the Offer may be treated as a dividend for U.S. federal income tax purposes. For purposes of determining any required withholding for Non-U.S. Holders, we will treat the redemption of Common Stock as a dividend. Because the consideration paid pursuant to the Offer is not cash, we will not have a source from which to withhold U.S. taxes on behalf of a Non-U.S. Holder. As a result, to allow us to satisfy applicable withholding requirements, for Common Stock to be considered validly tendered in the Offer by a Non-U.S. Holder, such Non-U.S. Holder must first provide us payment of an amount equal to 30% of the face amount of the Notes to be received by such Non-U.S. Holder, which funds will be used to satisfy our withholding tax liability with respect to the Non-U.S. Holder. Following a determination of the number of Common Stock scheduled to be redeemed from a Non-U.S. Holder, we will notify the Non-U.S. Holder of the amount of taxes required to be paid to us and will acquire Common Stock from the Non-U.S. Holder only if it promptly pays us the applicable tax amount. The amount required to be remitted to us by a Non-U.S. Holder may be reduced if the holder returns to us with their payment a properly completed and duly executed IRS Form W-8BEN claiming qualification for a reduced rate of withholding with respect to dividends under an applicable tax treaty with the United States. A Non-U.S. Holder for which the applicable withholding agent pays withholding taxes pursuant to the process described above may be eligible to file for a refund of the tax or a portion of the tax if the Non-U.S. Holder (a) meets the “complete redemption”, “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above, (b) is entitled to a reduced rate of withholding pursuant to a treaty and, because the proper form was not provided to us, we paid taxes on your behalf at a higher rate, or (c) is otherwise able to establish that no tax or a reduced amount of tax was due.

A NON-U.S. HOLDER IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBLITY FOR A REDUCTION TO OR AN EXEMPTION FROM THE WITHHOLDING TAX, AND THE REQUIREMENTS FOR ACCEPTING COMMON STOCK FROM A NON-U.S. HOLDER AS DESCRIBED IN THE PRECEDING PARAGRAPH.
Applicable High Yield Discount Obligation
If the New Notes have “significant OID (as defined below),” and the yield to maturity of the New Notes equals or exceeds the sum of (x) the “applicable federal rate” (as determined under Section 1274(d) of the Code) in effect for the calendar month in which the New Notes are issued (the “AFR”) and (y) 5 percentage points, the Notes will be considered “applicable high yield discount obligations” (“AHYDOs”). If the New Notes are AHYDOs, we will not be allowed a deduction for interest (including OID) accrued on the New Notes for U.S. federal income tax purposes until such time as we actually pay such interest (including OID) in cash or in other property (other than our stock or debt issued by us or by a person deemed to be related to us under Section 453(f)(1) of the Code, which are considered paid only when the stock or debt is redeemed for cash or property other than such stock or debt). In addition, to the extent the yield to maturity on the New Notes exceeds the sum of (x) the AFR in effect for the calendar month in which the New Notes are issued, and (y) 6 percentage points (any such excess constituting the “disqualified yield”), we will not be entitled to deduct the portion of the OID corresponding to the disqualified yield at any time (such amount of OID the “disqualified portion”).
The New Notes will have “significant” OID if (a) the aggregate amount that would be includible in gross income with respect to the New Notes for periods before the close of any accrual period ending after the date five years after the date of issue exceeds (b) the sum of (1) the aggregate amount of interest to be paid under the New Notes as of the close of such accrual period and (2) the product of the issue price of the New Notes and its yield to maturity.
If the New Notes constitute AHYDOs for U.S. federal income tax purposes, to the extent we have current or accumulated earnings and profits, the disqualified portion of OID, as discussed above, generally will be treated as a dividend to you that may be subject to a for purposes of dividends received deduction if you are a corporation. The dividends-received deduction is subject to a number of complex limitations.
An Exela stockholder is urged to consult its own tax advisor regarding the U.S. federal income tax consequences to it of holding New Notes that are considered AHYDOs.
Information Reporting and Backup Withholding
Information returns may be filed with the IRS in connection with payments (including the delivery of New Notes) under the Offer, payments or accrual of any OID on the New Notes, and the proceeds from a sale or other disposition of the New Notes. Under the backup withholding rules, the applicable withholding agent will be required to withhold at the applicable rate amounts paid to certain Exela stockholders (who are not “exempt” recipients). To avoid such backup withholding, each U.S. Holder must provide its taxpayer identification number and certify that itis not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish that it is not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that holder must generally submit an IRS Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, attesting to that Non-U.S. Holder’s exempt status.
Backup withholding is not an additional tax. Any amounts withheld from a payment to an Exela stockholder under the backup withholding rules will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is furnished to the IRS. An Exela stockholder should consult its tax advisor regarding the application of information reporting and backup withholding in its particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available. AN EXELA STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE OFFER IN LIGHT OF ITS PARTICULAR CICRUMSTANCES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

PLAN OF DISTRIBUTION
We are relying on Section 3(a)(9) of the Securities Act to exempt the issuance of New Notes in the Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(E) of the Securities Act, to provide a pre-emption of the registration and qualification requirements of the state securities laws for the issuance of the New Notes in the Offer. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting tenders in the Offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Offer.
We have agreed to pay all our expenses incident to the Offer. We have not agreed to pay any commissions or concessions of any broker or dealers.
HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA
Summary Historical Consolidated Financial Data
The selected data presented below under the captions “Statement of Operations Data” and “Balance Sheet Data” for, and as of the end of, each of the years in the two-year period ended December 31, 2020 are derived from the consolidated financial statements of the Company, which consolidated financial statements have been audited by KPMG LLP, independent auditors. The selected data as of and for the nine-months ended September 30, 2021 and September 30, 2020 are derived from the unaudited condensed consolidated financial statements of the Company. In the opinion of management, such unaudited data reflect all adjustments, consisting only of normally recurring adjustments, necessary to fairly present the Company’s financial position and results of operations for the periods presented. Certain reclassifications have been made to the prior year financial statements to conform to current year presentation.
	Year Ended December 31		Nine Months Ended September 30,
	2019	2020	2020	2021
Statement of Operations Data:
Revenue	$1,562,337	$1,292,562	$978,453	$872,294
Cost of revenue (exclusive of depreciation and amortization)	1,224,735	1,023,544	768,548	653,398
Selling, general and administrative expenses (exclusive of depreciation and amortization)	198,864	186,104	140,224	121,519
Depreciation and amortization	100,903	93,953	68,127	58,113
Impairment of goodwill and other intangible assets	349,557	—	—	—
Related party expense	9,501	5,381	4,058	7,199
Operating (loss) income	(321,223)	(16,420)	(2,504)	32,065
Other expense (income), net:
Interest expense, net	163,449	173,878	129,639	127,755
Debt modification and extinguishment costs (gain)	1,404	9,589	—	(28,070)
Sundry expense (income), net	969	(153)	(251)	(438)
Other expense (income), net	14,429	(34,788)	(45,655)	1,169
Net (loss) income before income taxes	(501,474)	(164,946)	(86,237)	(68,351)
Income tax (expense) benefit	(7,642)	(13,584)	(3,440)	(3,430)
Net (loss)	$(509,116)	$(178,530)	$(89,677)	$(71,781)

	Year Ended December 31		Nine Months Ended September 30,
	2019	2020	2020	2021
Other Financial Data:
EBITDA(1)	(237,122)	102,885	111,529	117,517
Adjusted EBITDA(1)	254,802	173,545	136,212	133,754
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	(63,851)	(29,781)	(66,160)	(73,588)
Net cash provided by (used in) investing activities	(25,182)	21,438	27,745	(3,649)
Net cash provided by (used in) financing activities	59,139	63,362	66,905	177,995
Statement of Comprehensive Income Data:
Net (loss)	(509,116)	(178,530)	(89,677)	(71,781)
Foreign currency translation adjustment	(906)	(90)	1,285	(1,245)
Unrealized pension actuarial gains (losses), net of tax	1,242	(9,005)	205	230
Total other comprehensive loss, net of tax	(508,780)	(187,625)	(88,187)	(72,796)
Loss per share:
Basic	(10.55)	(3.66)	(1.83)	(0.82)
Diluted	(10.55)	(3.66)	(1.83)	(0.82)
Book value per share				(5.01)
Balance Sheet Data:
Cash and cash equivalents	6,198	68,221	37,176	146,175
Accounts receivable, net of allowance for doubtful accounts	261,400	206,868	214,949	187,819
Total assets	1,258,324	1,157,779	1,170,425	1,180,948
Long-term debt, net of current maturities	1,398,385	1,498,004	1,491,969	1,326,579
Total liabilities	2,001,365	2,084,311	1,997,888	1,913,783
Total stockholders’ (deficit) equity	(743,041)	(926,532)	(827,463)	(732,835)

(1)
“EBITDA” is defined as net income (loss) with adjustments for (1) taxes, (2) interest expense and (3) depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA with further adjustments for (1) optimization and restructuring expenses, (2) transaction and integration costs, (3) non-cash equity compensation, (4) other charges, including non-cash, (5) loss / (gain) on sale of assets, (6) loss / (gain) on business disposals, (7) debt modification and extinguishment costs, (8) loss / (gain) on derivative instruments, (9) contract costs, (10) dissenting shareholders expense (relating to the appraisal action), (11) litigation reserve and (12) impairment of goodwill and other intangible assets. “Further Adjusted EBITDA” is defined as Adjusted EBITDA with further adjustments for standalone synergies at both SourceHOV and Novitex and combination synergies.

Each of EBITDA, Adjusted EBITDA and Further Adjusted EBITDA is a financial measure that is not prepared in accordance with GAAP. The Issuers believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Exela’s financial condition and results of operations. The Issuers do not consider these non-GAAP measures in isolation or as an alternative to liquidity or financial measures determined in accordance with GAAP. A limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in Exela’s consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures and, therefore, the basis of presentation for these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation of, or as an alternative to, GAAP financial measures. The following table provides the reconciliation of our net income (loss) to Adjusted EBITDA for the periods presented.
	Year Ended December 31,		Nine Months Ended September 30,
	2019	2020	2020	2021
Net loss	$(509.1)	$(178.5)	$(89.7)	$(71.8)
Taxes	7.6	13.6	3.4	3.4
Interest expense	163.4	173.9	129.6	127.8
Depreciation and amortization	100.9	94.0	68.1	58.1
EBITDA	(237.2)	102.9	111.5	117.5
Optimization and restructuring expenses(a)	73.9	45.6	36.1	15.0
Transaction and integration costs(b)	5.7	16.6	11.7	7.9
Non-cash equity compensation(c)	7.8	2.8	2.5	1.5
Other charges, including non-cash(d)	21.4	26.2	15.5	20.4
Loss / (gain) on sale of assets(e)	0.3	0.1	0.7	(2.6)
Loss / (gain) on business disposals(f)	—	(44.6)	(44.6)	1.3
Debt modification and extinguishment costs(g)	1.4	9.6	—	(28.1)
Loss / (gain) on derivative instruments(h)	4.3	0.4	(0.5)	(0.1)
Contract costs(i)	17.0	4.3	3.3	1.8
Dissenting shareholders expense (relating to the appraisal action)(j)	10.4	—	—	—
Litigation reserve(k)	—	9.6	—	(0.9)
Impairment of goodwill and other intangible assets(l)	349.6	—	—	—
Adjusted EBITDA	$254.8	$173.6	$136.2	$133.8

(a)
Reflects net salary and benefits associated with positions, current vendor expenses and existing lease contracts that are part of the ongoing savings and productivity improvement initiatives in process transformation, customer transformation and post-merger or acquisition integration.

(b)
Reflects costs incurred related to transactions for completed or contemplated transactions during the period.

(c)
Reflects the non-cash charges related to restricted stock units and options that vested during the year at Ex-Sigma LLC in the case of the SourceHOV Holdings, Inc. 2013 Long Term Incentive Plan assumed by it in connection with the business combination with Novitex Holdings, Inc. and SourceHOV Holdings, Inc. and Exela under the 2018 Stock Incentive Plan.

(d)
Reflects fair value adjustments to deferred revenue and deferred rent accounts established as part of purchase accounting and other non-cash charges. Other charges include severance, retention bonus, facility consolidation and other transition costs.

(e)
Reflects loss / (gain) recognized on the disposal of property, plant and equipment and other assets.

(f)
Reflects loss / (gain) recognized on the disposal of noncore business assets.

(g)
Reflects gain recognized on modification and extinguishment of debt.

(h)
Reflects the impact of changes in the fair value of an interest rate swap entered into during the fourth quarter of 2017.

(i)
Reflects costs incurred on new projects, contract start-up costs and project ramp costs.

(j)
Reflects adjustments to the Appraisal Action liability.

Summary Unaudited Pro Forma Financial Information
The following unaudited pro forma financial information has been derived from, and should be read in conjunction with, our historical consolidated financial statements incorporated by reference in this Offer to Exchange. The unaudited pro forma financial information set forth below gives effect to the financial impact of the settlement of the Offer as if it had occurred (i) on September 30, 2021 for the purposes of the unaudited pro forma balance sheet as of September 30, 2021 and the book value per share calculation as of such date, and (ii) on January 1, 2020 for the purposes of the unaudited pro forma statement of comprehensive income and earnings per share for the fiscal year ended December 31, 2020 and for the nine-month period ended September 30, 2021. The adjustments for the Offer on the unaudited pro forma financial information set forth below assume that an aggregate of 100,000,000 shares of Common Stock are tendered in the Offer in exchange for $100,000,000 principal amount of New Notes pursuant to the terms of the Offer. The pro forma financial information set forth below does not give effect to any other changes to the accounts of Exela since September 30, 2021 and only gives effect to the financial impact of the settlement of the Offer. The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Offer been completed as of the dates indicated. The unaudited pro-forma financial statements are for informational purposes only and are not indications of future performance.
	As of September 30, 2021
Balance Sheet	Actual	Adjustment	As Adjusted
Cash and cash equivalents	146,175	—	146,175
Accounts receivable, net of allowance for doubtful accounts	187,819	—	187,819
Total assets	1,180,948	—	1,180,948
Long-term debt, net of current maturities	1,326,579	100,000	1,426,579
Total liabilities	1,913,783	100,000	2,013,783
Total stockholders’ (deficit) equity	(832,835)	(100,000)	(932,835)
	For the nine months ended September 30, 2021
Statement of Comprehensive Income and EPS	Actual	Adjustment	As Adjusted
Net loss	(89,677)	(4,500)	(94,177)(2)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	1,285	—	1,285
Unrealized pension actuarial gains (losses), net of tax	205	—	205
Total other comprehensive loss, net of tax	(88,187)	(4,500)	(92,687)
Loss per share:
Basic	(0.82)	nm(1)	nm(1)
Diluted	(0.82)	nm(1)	nm(1)
	For the twelve months ended December 31, 2020
Statement of Comprehensive Income and EPS	Actual	Adjustment	As Adjusted
Net loss	(178,530)	(6,000)	(184,530)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(90)	—	(90)
Unrealized pension actuarial gains (losses), net of tax	(9,005)	—	(9,005)
Total other comprehensive loss, net of tax	(187,625)	(6,000)	(193,625)
Loss per share:
Basic	(3.66)	nm(1)	nm(1)
Diluted	(3.66)	nm(1)	nm(1)

	As of September 30, 2021
Book value per share calculation	Actual	Adjustment	As Adjusted
Shares outstanding at 9/30	166,196,745	(100,000,000)	66,196,745
Total stockholders’ (deficit) equity	(832,835,000)	(100,000,000)	(932,835,000)
Book value per share	(5.01)		(14.09)

Footnotes:
(1)
The Company’s share count did not exceed 100,000,000 shares for it to illustrate the impact of the Offering on basic and diluted loss per share.

(2)
The Company did not quantify the impact of the original issuance discount as traded price of the bonds is unknown at the time of this Offering.

PRICE RANGE OF THE COMMON STOCK; DIVIDENDS
Our Common Stock trades on The Nasdaq Capital Market, LLC under the ticker symbol “XELA”. As of January 25, 2022, there were approximately 57 holders of record of our Common Stock. Based on the latest available information, we believe there are in excess of 90,000 beneficial owners of our Common Stock.
On January 25, 2022, the last reported sales price of Common Stock was $0.55 per share. As of January 25, 2022 we had approximately 348,743,927 shares of Common Stock outstanding.
The following table presents the range of high and low quarterly sales prices of shares of our Common Stock for the last two years. Historical prices have been restated to give effect to the 1:3 stock split that occurred on January 25, 2021.
Period	Low	High
First Quarter 2020	$0.26	$1.62
Second Quarter 2020	$0.37	$2.61
Third Quarter 2020	$0.99	$2.27
Fourth Quarter 2020	$1.03	$1.94
First Quarter 2021	$1.20	$7.79
Second Quarter 2021	$1.24	$3.11
Third Quarter 2021	$1.79	$5.44
Fourth Quarter 2021	$0.86	$2.38
First Quarter 2022 (through January 25)	$0.35	$0.90
We have never paid any cash dividends on shares of Common Stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, capital requirements, general financial condition, and is within the discretion of our board of directors.

WHERE TO FIND AVAILABLE INFORMATION
We are subject to the information reporting requirements of the Exchange Act applicable to U.S. domestic issuers and, as such, file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements on Schedule 14A and other information with the SEC. These reports and proxy statements are available free of charge through our website at www.exelatech.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. The information on our website is not incorporated by reference in this Offer to Exchange. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference into, and are not considered part of, this prospectus and, as a result, you should not rely on any such information in making your decision whether to exchange your securities. In addition, our filings with the SEC are available on the SEC’s website at www.sec.gov, which contains reports, proxy and other information regarding the Company and other issuers that file electronically with the SEC.
INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents filed by the Company with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:
•
Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed by the Company with the SEC on March 22, 2021, as amended;

•
Quarterly Report on Form 10-Q for the period ended September 30, 2021, filed by the Company with the SEC on November 8, 2021;

•
Current Report on Form 8-K filed by the Company with the SEC on each of January 25, 2021, March 19, 2021, March 26, 2021, April 15, 2021, May 27, 2021, September 16, 2021, September 30, 2021, October 12, 2021, November 10, 2021, November 18, 2021, November 22, 2021, December 2, 2021, December 9, 2021, December 15, 2021, December 20, 2021, December 27, 2021, January 3, 2022, January 4, 2022 and January 14, 2022.

We also incorporate by reference all documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for any portion of a document deemed to have been “furnished” and not “filed” in accordance with SEC rules) subsequent to the date of this Offer to Exchange and before the expiration of the Offer.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Exchange, shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any subsequently filed document or report that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Exchange, except as so modified or superseded.
You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Where to Find Available Information” or by contacting Investor Relations Department for the Company at 2701 E. Grauwyler Road, Irving, Texas 75061, Tel: (844) 935-2832, and email: IR@exelatech.com. The Company will provide the documents incorporated by reference, without charge, upon written or oral request.
MISCELLANEOUS
We are making the Offer to all holders of outstanding shares of Common Stock. We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort without incurring any significant expense to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to, nor will tenders of shares of Common Stock be accepted from, or on behalf of, the holders of shares of Common Stock residing in any such jurisdiction, subject to our obligations to comply with applicable SEC regulations. The Offer will not be made in any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of the New Notes, or the possession, circulation or distribution of the Offer Documents or any other material relating to us or the New Notes in any jurisdiction where action for that purpose is required, subject to our obligations to comply with applicable SEC regulations. Accordingly, the New Notes may not be offered or sold, directly or indirectly, and neither the Offer Documents nor any other material relating to us or the New Notes may be distributed, or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. Persons into whose possession the Offer Documents come are advised to inform themselves about and to observe any restrictions relating to this Offer, the distribution of the Offer Documents, and the resale of the New Notes.
Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth under “Where to Find Additional Information” in this Offer to Exchange.
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES OF COMMON STOCK IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE EXCHANGE AGENT OR THE INFORMATION AGENT.
EXELA TECHNOLOGIES, INC.
January 26, 2022

If you hold shares through a brokerage firm (e.g., Schwab, TD Ameritrade, Fidelity, Robinhood, etc.) contact your brokerage firm and follow their procedures for instructing them to tender your shares.
If you are a registered holder of shares of Common Stock (i.e. you do not hold through a brokerage firm), the Letter of Transmittal and any other required documents should be sent or delivered to the Exchange Agent at its address set forth below. To confirm delivery, registered holders are directed to contact the Exchange Agent.
The Exchange Agent for the Offer is
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By Hand or Overnight Delivery:
Continental Stock Transfer & Trust Company
1 State Street — 30th Floor
Attn: Reorg
New York, New York 10004
Questions and requests for assistance or for additional copies of the Offer Documents may be directed to the Information Agent at its respective telephone numbers and mailing addresses set forth below.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Banks and Brokers, Call Collect:
(212) 269-5550
All Others, Call Toll-Free:
(888) 644-6071
Email: exela@dfking.com